                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of October 25, 1999, by and among Toymax International, Inc., a Delaware corporation ("TOYMAX"), Funnoodle, Inc., a Delaware corporation and a wholly-owned subsidiary of Toymax (the "BUYER"), and Kidpower, Inc., a Tennessee corporation (the "SELLER"), and James P. O'Rourke ("O'ROURKE").

         WHEREAS, the Seller and O'Rourke are generally engaged in the toy business, including creating, designing, manufacturing and selling toys and related entertainment, sports and leisure products; and

         WHEREAS, the Buyer and Toymax are generally engaged in the toy business, including creating, designing, manufacturing and selling toys and related entertainment, sports and leisure products; and

         WHEREAS, the Seller desires to sell and assign, and the Buyer desires to purchase, all of the Assets (as defined herein) owned by the Seller and used, held for use or useful in connection with the Funnoodle product line of the Seller (the "FUNNOODLE PRODUCT LINE"), which shall include but not be limited to the following: (i) those products set forth on EXHIBIT A attached hereto, and all predecessors thereof, all extensions thereof and additions thereto; and (ii) except for the "Finger Blaster," all products, all predecessors thereof, all extensions thereof and additions thereto either marketed or distributed by the Seller at any time prior to the Closing Date under the "Funnoodle" trademark, upon and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. (a) In addition to the terms defined elsewhere in this Agreement, the following terms, when used in this Agreement, shall have the meanings indicated below:

         "Affiliate" of any person shall mean any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

         "Agreement" or "this Agreement" shall mean, and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

         The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.
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         "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

         "Change in Control" means any of the following: (a) the shareholders of Toymax approve the liquidation of all or substantially all the consolidated assets of Toymax and its Subsidiaries, other than a liquidation of a Toymax Subsidiary into Toymax or another Toymax Subsidiary (unless the transaction is subsequently abandoned); (b) the shareholders of Toymax approve a sale, lease, exchange, or other transfer to any person other than Toymax or a Toymax Subsidiary (in a single transaction or related series of transactions) of all or substantially all the consolidated assets of Toymax and its Subsidiaries, excluding the creation (but not the foreclosure) of a lien, mortgage, or security interest (unless the transaction is subsequently abandoned); (c) the shareholders of Toymax approve a merger, consolidation, reorganization, tender offer, exchange offer, or share exchange in which Toymax is not the surviving corporation or becomes a majority-owned subsidiary of a person other than a Toymax Subsidiary (unless the transaction is subsequently abandoned); or (d) the occurrence of any event, transaction, or arrangement that results in any person or group becoming a beneficial owner of (i) a majority of the outstanding equity securities of Toymax or any Toymax Subsidiary that contributed more than 50% of Toymax's consolidated revenues for its last fiscal year, (ii) securities of Toymax representing greater than 50% of the combined voting power of all the outstanding securities of Toymax that are entitled to vote generally in the election of its directors, or (iii) with respect to any Subsidiary that contributed more than 50% of Toymax's consolidated revenues for its last fiscal year, securities of that Subsidiary representing a majority of the combined voting power of all the outstanding securities of that Subsidiary that are entitled to vote generally in the election of its directors, unless in each case the beneficial owner is Toymax, a Toymax Subsidiary, an employee benefit plan sponsored by Toymax, a person or group who is a record or beneficial owner of 30% or more of the outstanding shares of Toymax's common stock on the effective date of this Agreement, or a person who becomes a beneficial owner of 30% or more of the outstanding shares of Toymax's common stock solely by becoming a trustee of an inter vivos trust created by a person who is the record or beneficial owner of 30% or more of the outstanding shares of Toymax's common stock on the effective date of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

         The term "control," with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Cost of Goods Sold" shall mean, with respect to the Funnoodle Product Line, the sum of the cost of finished goods, packaging, warehousing, freight and similar costs and expenses typically associated with determining cost of goods sold, provided, however, that with respect to


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products manufactured by an Affiliate, cost of goods sold shall not be calculated on terms less favorable than those offered by a Third Party who is ready, willing and able.

         "Debt" shall mean (i) money borrowed by the Seller from any person;
(ii) any indebtedness of the Seller arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of the Seller arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of business),
(iv) any Liability of any person secured by a Lien on any of the Assets and (v) any Liability of the Seller under any guaranty, letter of credit (or reimbursement obligations with respect thereto), performance credit or other agreement having the effect of assuring a creditor against loss.

         "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "GAAP" shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

         "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive or toxic, or as a pollutant or a contaminant under or pursuant to any Environmental Law, including, without limitation, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Hazardous Substances" shall mean any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, lead-based paint, flammable materials, radioactive materials, controlled or toxic substances, any pollutant or contaminant, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any Regulatory Actions or Claims (as defined in Section 3.12 hereof).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "IRS" shall mean the Internal Revenue Service.

         The term "knowledge" shall mean: (a) with respect to any individual, actual knowledge; and (b) with respect to any corporation, the actual knowledge of the directors and the executive officers of such corporation. The term "knows" shall have a correlative meaning.


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         "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

         "Lien" shall mean any mortgage, lien (including mechanics, warehousemen, laborers and landlords' liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

         "Management Services Agreement" shall mean that certain agreement described in Section 6.2(e)(v) hereof.

         "Management Fee" shall mean, with respect to the Management Services Agreement, an amount equal to seven percent (7%) of: (a) the ex-factory invoices of Nomaco under the Manufacturing Agreement, as more fully described on Schedule A to the Manufacturing Agreement; and (b) the ex-factory net cost of finished goods of all manufacturers of the Funnoodle Product Line other than Nomaco, it being understood that the ex-factory net cost of finished goods of all manufacturers of the Funnoodle Product Line other than Nomaco shall include only the cost of materials, packaging, direct labor, and direct factory overhead of such non-Nomaco manufacturer of the Funnoodle Product Line.

         "Manufacturing Agreement" shall mean that certain agreement described in Section 6.3(d)(viii) hereof.

         "Net Sales" shall mean, with respect to the Funnoodle Product Line, an amount equal to gross sales and other revenues from Third Parties, minus the following amounts to the extent reasonable, actually allowed and taken; discounts, allowances, markdowns and returns.

         "Nomaco" shall mean Nomaco, Inc., a North Carolina corporation.

         The term "person" shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Regulatory Actions" shall mean any Claim, demand, action, suit, summons, citation, directive, investigation, litigation, inquiry, enforcement action, Lien, encumbrance, restriction, settlement, remediation, response, clean-up or closure arrangement or other remedial obligation or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, the listing of the real property of the Seller on any list of contaminated or potentially contaminated sites or potential or verified Hazardous Material sites under any Environmental Law, or any civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the intentional or unintentional, spilling, leaking, pumping, pouring, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, dumping, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

         "Subsidiary" shall mean any person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons


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performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by any other person.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs, duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to the Seller, the Funnoodle Product Line or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Seller being a member of an affiliated or combined group with any other person at any time on or prior to the Closing Date and (iii) any liability of the Seller for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

         "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

         "Third Party" means any entity or other person other than Toymax and Affilates of Toymax.

         "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

                  (b) INTERPRETATION. Unless the context otherwise requires, the terms defined in Article I shall be applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in
Article I, and those accounting terms used in this Agreement not defined in
Article I except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."


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

                                   ARTICLE II

                                SALE AND PURCHASE

         SECTION 2.1 ASSETS TO BE SOLD AND PURCHASED.

                  (a) The Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens (other than Permitted Liens (as defined in Section 3.9(a) hereof), and the Buyer shall purchase from the Seller, all of the property, assets and rights owned by the Seller and used, held for use or useful in connection with the Funnoodle Product Line, but specifically excluding the Excluded Assets (as defined in Section 2.1(b)) (collectively, the "Assets"), including the following and as set forth on
SCHEDULE 2.1(A) hereof:

                           (i) all of the Seller's rights, title and interest in
and to the machinery, equipment, tools, supplies, spare parts and other tangible personal property listed on SCHEDULE 2.1(A) (the "EQUIPMENT"), on the Closing Date;

                           (ii) all inventory, and rights to all inventory,
including parts, designs, artwork, patterns, fittings, molds, jigs, fixtures, raw materials, supplies, packaging, samples, work-in-process and inventories of finished goods relating to the Funnoodle Product Line, whether in possession of the Seller or any supplier, manufacturer or contractor of the Seller (the "INVENTORY"), excluding those items set forth on SCHEDULE 2.1(A)(II) hereof;

                           (iii) all of the Seller's right, title and interest
in, to and under all patents, patent applications, trade names, trademarks, copyrights, copyright applications, servicemarks, trademark and servicemark registrations and applications, domain names, logos and other intangible property relating to the Funnoodle Product Line (including, without limitation, all of the Seller's right to use the name "Funnoodle" and any derivations thereof), whether or not used in the Funnoodle Product Line;

                           (iv) all of the Seller's rights in, to and under
trade secrets (including but not limited to, all results of research and development), inventions (whether or not patented), formulae and specifications and technical know-how relating to the Funnoodle Product Line, whether currently being used or under development, including engineering and other drawings, data, design and specifications, product literature and related materials, in each case which are owned or licensed by the Seller as of the Closing Date (together with the intellectual property described in Section 2.1(a)(iii), the "INTELLECTUAL PROPERTY RIGHTS") and all of the Seller's books, records and computer data (in a form which is readable by the Buyer) relating thereto;

                           (v) all of the Seller's rights in, to and under the
goodwill of the Funnoodle Product Line;

                           (vi) all of the Seller's right, title and interest
in, to and under all Contracts, open sales orders, order backlog and all prepaid expenses, claims and other prepayments relating to the Funnoodle Product Line, including security deposits, prepaid supplies, prepaid mold and prototype costs, deferred charges and other retentions held by third parties, whether capitalized or expensed and wherever located;


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

                           (vii) all customer lists, credit policies and credit
information with respect to all customers of, and all cost and pricing data (including all historical information, if any) for, or with respect to the Funnoodle Product Line;

                           (viii) all supplier lists, product specifications,
bills of materials, production routings and all other production information relating to the Funnoodle Product Line for the past five (5) years;

                           (ix) all existing business plans, advertising and
promotional plans, product development plans, forecasts, market research reports, competitor information, and reference catalogs relating to the Funnoodle Product Line;

                           (x) all of the Seller's rights under all governmental
licenses, certificates, permits, franchises, similar authorizations and approvals of the Seller relating directly and solely to the Funnoodle Product Line (the "PERMITS"), relating to or necessary to the lawful conduct of the Funnoodle Product Line as of the Closing Date (including all rights of the Seller to obtain renewals and extensions thereof, together with all causes of action in favor of the Seller heretofore accrued or hereafter accruing with respect thereto), in each case to the extent such Permits are transferable;

                           (xi) all transferable warranties and guarantees
pertaining to the Assets; and

                           (xii) true and correct copies of all books and
records relating to the Funnoodle Product Line and the Assets (whether kept or maintained by the Seller or any third party) including, without limitation, records with respect to costs, Inventory and Equipment; materials, catalogues, correspondence, mailing lists, art work, films, negatives, photographs, sales materials and records; purchasing materials and records; media materials and plates; sales order files; ledgers and other books of account of the Seller; other records required to continue the Funnoodle Product Line as heretofore and now being conducted by the Seller; and all computer printouts, databases and related items in a form which is readable by the Buyer and used in the Funnoodle Product Line.

                  (b) The Assets shall exclude all assets, property and rights not listed in SCHEDULE 2.1(A), including, without limitation, the following assets and properties (the "EXCLUDED ASSETS"):

                           (i) all of the Seller's right, title and interest in
and to the Transaction Documents;

                           (ii) all cash and cash equivalents ("CASH") belonging
to the Seller in hand or on deposit;

                           (iii) all accounts receivable of the Seller, whether
or not related to the Funnoodle Product Line;

                           (iv) all assets and properties of the Seller used,
held for use or useful in connection with its business other than in the Funnoodle Product Line;


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                           (v) all items included on SCHEDULE 2.1(A)(II) hereof;

                           (vi) all claims, rights and choses in action of the
Seller, including those related to Funnoodle Product Line;

                           (vii) all of the Seller's right, title and interest
in and to all products and product concepts not included in the Funnoodle Product Line, including those products which are not Protected Products (as defined in Section 5.7(a)(ii) hereof); and

                           (viii) all rights of Seller under its insurance
policies and the proceeds payable thereunder relating to the Funnoodle Product Line.

                  (c) The Buyer and the Seller acknowledge and agree that the Buyer is purchasing only the Funnoodle Product Line from the Seller, and that the Seller presently intends to continue to conduct its business activities, other than the Funnoodle Product Line, as previously conducted.

         SECTION 2.2 LIABILITIES OF THE SELLER. Neither the Buyer nor Toymax or any of their Affiliates shall assume or be bound by or otherwise be responsible for any duties, responsibilities, obligations or Liabilities of the Seller of any kind or nature, known, unknown, contingent or otherwise, including, but not limited to, any Liabilities of the Seller arising out of the Seller's ownership and operation of the Funnoodle Product Line. All such duties, responsibilities, obligations or Liabilities shall be retained by the Seller (the "RETAINED LIABILITIES"). Notwithstanding the preceding sentence, the Buyer and Toymax each hereby expressly assume and shall be bound by and otherwise responsible for: (i) any duties, responsibilities, obligations and Liabilities of the Seller arising following the Closing under all Contracts set forth on SCHEDULE 3.10 hereto; and
(ii) product liability Claims arising on and after the Closing Date with respect to "occurrences" (as defined in the insurance policies of each of the Seller, the Buyer and Toymax) that occur on and after the Closing Date (the "ASSUMED LIABILITIES").

         SECTION 2.3 PURCHASE PRICE. Subject to the adjustments provided for in
Section 2.4 and 2.5 hereof, the purchase price for the Assets shall be up to Fifteen Million Dollars ($15,000,000) (the "PURCHASE PRICE") payable as follows:

                  (a) At the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds, an amount equal to Eight Million Dollars ($8,000,000) (the "CASH PORTION"); and

                  (b) In addition to the Cash Portion, the Seller shall be entitled to receive a contingent purchase price payment (the "CONTINGENT PAYMENT") for each year ended October 31, 2000, 2001 and 2002 (each such year, a "CALCULATION YEAR").

                  (c) In addition to the Cash Portion and the Contingent Payment, the Seller shall be entitled to receive a contingent purchase price payment (the "ADDITIONAL PAYMENT") for each Calculation Year.


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

                  (d) At Closing, the Buyer shall deliver to the Seller, by wire transfer in immediately available funds, an amount equal to the value of the Inventory in connection with the Funnoodle Product Line as of the Closing Date as agreed to between the parties hereto.

                  (e) At Closing the Buyer shall deliver to the Seller, by wire transfer in immediately available funds, an amount equal to the value of any tooling and prepaid assets as set forth on Schedule 2.3 or as agreed to by Toymax in writing.

         SECTION 2.4 PAYMENT OF THE CONTINGENT PAYMENT

                  (a) Subject to the adjustments set forth in the second sentence of this Section 2.4(a) and Section 2.4(b), the Contingent Payments shall be paid in the following amounts: (i) Two Million Dollars ($2,000,000) for the year ending October 31, 2000 ("CY2000"); (ii) One Million Five Hundred Thousand Dollars ($1,500,000) for the year ending October 31, 2001 ("CY2001"); and (iii) One Million Five Hundred Thousand Dollars ($1,500,000) for the year ending October 31, 2002 ("CY2002"). Notwithstanding the preceding sentence, if following the Closing the contribution of the Funnoodle Product Line for a Calculation Year (the "CONTRIBUTION AMOUNT"), shall be less than Three Million Dollars ($3,000,000) then the Contingent Payment payable for such Calculation Year shall be reduced on a dollar for dollar basis by the amount by which Three Million Dollars ($3,000,000) exceeds the Contribution Amount. For purposes hereof, the Contribution Amount shall be determined by subtracting from the Net Sales of the Funnoodle Product Line, the related Cost of Goods Sold, sales commissions (not to exceed three percent (3%) and advertising expenses (not to exceed two percent (2%), and the Management Fee).

                  (b) The Buyer shall, within forty-five (45) days of the completion of each Calculation Year, make a good faith estimate of the Contribution Amount for such Calculation Year. Following the making of such good faith estimate of the Contribution Amount by the Buyer, the Buyer shall deliver to the Seller, on or before a date which is forty-five (45) days from the completion of each Calculation Year (or if the forty-fifth (45th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the calculation of the good faith estimate of the Contribution Amount and an amount equal to ninety percent (90%) of the Contingent Payment due for such Calculation Year, if any, based upon such good faith estimate of the Contribution Amount by the Buyer.

                  (c) Thereafter, within ninety (90) days of the completion of each Calculation Year (or if the ninetieth (90th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the Buyer shall finally determine the Contribution Amount for such Calculation Year, which determination shall be made or attested to by the Buyer's independent accounting firm (the "BUYER'S INDEPENDENT ACCOUNTANTS"). In addition to the foregoing and within such ninety (90) day period, (or if the ninetieth (90th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the Buyer shall deliver to the Seller: (i) the final calculation of the Contribution Amount for such Calculation Year; (ii) a statement of the Contingent Payment due for such Calculation Year, if any (such statement, a "CONTINGENT PAYMENT STATEMENT"); and (iii) the remaining ten percent (10%) of the unpaid Contingent Payment due for such Calculation Year, if any, or such greater or lesser amount if the final calculation of the Contribution Amount indicates that based upon the

Buyer's initial good faith estimate of the Contribution Amount pursuant to
Section 2.4(b) hereof, the Buyer's payment of the Contingent Payment pursuant to
Section 2.4(b) was less than or in excess of, as the case may be, ninety percent (90%) of the total Contingent Payment owed for such Calculation Year. Payment of the Contingent Payment shall be made by the Seller by wire transfer of immediately available funds.

                  (d) Within five (5) days of the date of any such request by the Seller, the Buyer shall make available for inspection and copying by the Seller or its designee, during normal business hours, all books and records related to the calculation and verification of the Contribution Amount. If the Seller does not deliver to the Buyer written objections to the calculation of the Contribution Amount for the Calculation Year in question as stated on the Contingent Payment Statement (the "NOTICE OF OBJECTION") within eighteen (18) months of the end of the Calculation Year, the Seller shall be deemed to have accepted such calculation.

                  (e) If the Seller objects to the calculation of the Contribution Amount for the Calculation Year in question or the Contingent Payment Statement in accordance with Section 2.4(b) above, it shall specify in the Notice of Objection the grounds of such objection. Thereupon, the parties shall meet and exchange information in an attempt to agree upon the calculation of the Contribution Amount for the Calculation Year in question and the Contingent Payment Statement. If the Seller and the Buyer have not agreed upon the same within sixty (60) days following the delivery of the Notice of Objection, the parties will submit the controversy to final and binding arbitration by a nationally recognized accounting firm mutually agreed upon (which firm has not performed services for either the Buyer or the Seller within the preceding three (3) years), which determination shall be conclusive for all purposes. Said arbitrator shall rule only upon the accounting methodology, principles and practices to be applied in computing the Contribution Amount, and shall not otherwise interpret the Agreement. The final calculation of the Contribution Amount and the Contingent Payment for such Calculation Year shall be prepared based upon the arbitrator's ruling. The fees and expenses of the arbitration shall be borne equally by the parties hereto except that: (i) if the actual Contribution Amount is equal to an amount which is greater than one hundred five percent (105%) of the initial Contribution Amount calculated by the Buyer pursuant to Sections 2.4(b) and (c) hereof, then the Buyer shall be responsible for the fees and expenses of the arbitration; and (ii) if the arbitrator finds there to be no difference between the actual Contribution Amount and the initial Contribution Amount calculated by the Buyer pursuant to Sections 2.4(b) and (c) hereof, or if the arbitrator finds the actual Contribution Amount to be less than such initial Contribution Amount, then the fees and expenses of the arbitration shall be paid pursuant to the ruling of the arbitrator, or if no such ruling is made, such fees shall be paid by the Seller. Upon determination of the final calculation of the Contribution Amount and the Contingent Payment for such Calculation Year by arbitration, the Buyer shall pay to the Seller an amount by wire transfer of immediately available funds equal to the Contingent Payment, as finally determined, less any payment on account thereof previously made. The parties hereto agree that if the Seller objects to the calculation of the Contribution Amount, and such objection results, following a ruling by the arbitrator in favor of the Seller, in the Buyer making an additional Contingent Payment based upon the actual Contribution Amount, that the fact that such additional Contingent Payment is made by the Buyer beyond the forty-five (45) and ninety (90) day periods specified in Sections 2.4(b) and (c) hereof, that such delay will not be considered a breach by the Buyer of this Agreement.

                  (f) If a Change in Control becomes effective on or before October 31, 2002, Fifty Percent (50%) of any amounts potentially due to the Seller under this Section 2.4 shall become fixed (not subject to the second sentence of Section 2.4(a)) and payable to the Seller at the times otherwise prescribed by this Section 2.4 and the balance of any amounts potentially due to Seller under Section 2.4(a) shall remain subject to Section 2.4(a) and the adjustments therein; provided that with respect to such Calculation Year, the Buyer has not previously paid the Contingent Payment or determined that a Contingent Payment was not due. By way of example, if a Change of Control occurs on November 1, 2001, the Contingent Payment for CY2002 shall equal the sum of
(i) Seven Hundred Fifty Thousand Dollars ($750,000) (fixed by this Section 2.4(f)); and (ii) Seven Hundred Fifty Thousand Dollars ($750,000), provided, however, that such amount shall be reduced on a dollar for dollar basis if the Contribution Amount for CY2002 is less than Three Million Dollars ($3,000,000).

         SECTION 2.5 PAYMENT OF THE ADDITIONAL PAYMENT

                  (a) Subject to the adjustments set forth in the second sentence of this Section 2.5(a) and Section 2.5(b), the Additional Payments shall be paid in the following amounts: (i) the Additional Payment for CY2000, an amount equal to fifty percent (50%) of the Contribution Amount in excess of Three Million Dollars ($3,000,000) up to a maximum Additional Payment of One Million Dollars ($1,000,000); (ii) the Additional Payment for CY2001, an amount equal to fifty percent (50%) of the Contribution Amount in excess of Three Million Dollars ($3,000,000) up to a maximum Additional Payment of Five Hundred Thousand Dollars ($500,000); and (iii) the Additional Payment for CY2002, an amount equal to fifty percent (50%) of the Contribution Amount in excess of Three Million Dollars ($3,000,000) up to a maximum Additional Payment of Five Hundred Thousand Dollars ($500,000). The Contribution Amount shall be as determined pursuant to Section 2.4.

                  (b) The Buyer shall, within forty-five (45) days of the completion of each Calculation Year, make a good faith estimate of the Contribution Amount for such Calculation Year. Following the making of such good faith estimate of the Contribution Amount by the Buyer, the Buyer shall deliver to the Seller, on or before a date which is forty-five (45) days from the completion of each Calculation Year (or if the forty-fifth (45th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the calculation of the good faith estimate of the Contribution Amount and an amount equal to ninety percent (90%) of the Additional Payment due for such Calculation Year, if any, based upon such good faith estimate of the Contribution Amount by the Buyer.

                  (c) Thereafter, within ninety (90) days of the completion of each Calculation Year (or if the ninetieth (90th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the Buyer shall finally determine the Contribution Amount for such Calculation Year, which determination shall be made or attested to by the Buyer's Independent Accountants. In addition to the foregoing and within such ninety (90) day period, (or if the ninetieth (90th) day shall fall on a weekend, holiday or day which is not otherwise a banking day, the next business day), the Buyer shall deliver to the Seller: (i) the final calculation of the Contribution Amount for such Calculation Year; (ii) a statement of the Additional Payment due for such Calculation Year, if any (such statement, an "ADDITIONAL PAYMENT STATEMENT"); and (iii) the remaining ten percent (10%) of the unpaid Additional Payment due for such Calculation Year, if any, or such greater or lesser amount if the final calculation of the Contribution Amount indicates that based upon the Buyer's initial good faith estimate of the Contribution Amount pursuant to Section 2.5(b) hereof, the Buyer's payment of the Additional Payment pursuant to Section 2.5(b) was less than or in excess of, as the case may be, ninety percent (90%) of the total Additional Payment owed for such Calculation Year. Payment of the Additional Payment shall be made by the Seller by wire transfer of immediately available funds.

                  (d) Within five (5) days of the date of any such request by the Seller, the Buyer shall make available for inspection and copying by the Seller or its designee, during normal business hours, all books and records related to the calculation and verification of the Contribution Amount. If the Seller does not deliver to the Buyer written objections to the calculation of the Contribution Amount for the Calculation Year in question as stated on the Additional Payment Statement (the "ADDITIONAL PAYMENT NOTICE OF OBJECTION") within eighteen (18) months after receipt of the same, the Seller shall be deemed to have accepted such calculation.

                  (e) If the Seller objects to the calculation of the Contribution Amount for the Calculation Year in question or the Additional Payment Statement in accordance with Section 2.5(b) above, it shall specify in the Additional Payment Notice of Objection the grounds of such objection. Thereupon, the parties shall meet and exchange information in an attempt to agree upon the calculation of the Contribution Amount for the Calculation Year in question and the Additional Payment Statement. If the Seller and the Buyer have not agreed upon the same within sixty (60) days following the delivery of the Additional Payment Notice of Objection, the parties will submit the controversy to final and binding arbitration by a nationally recognized accounting firm mutually agreed upon (which firm has not performed services for either the Buyer or the Seller within the preceding three (3) years), which determination shall be conclusive for all purposes. Said arbitrator shall rule only upon the accounting methodology, principles and practices to be applied in computing the Contribution Amount, and shall not otherwise interpret the Agreement. The final calculation of the Contribution Amount and the Additional Payment for such Calculation Year shall be prepared based upon the arbitrator's ruling. The fees and expenses of the arbitration shall be borne equally by the parties hereto except that: (i) if the actual Contribution Amount is equal to an amount which is greater than one hundred five percent (105%) of the initial Contribution Amount calculated by the Buyer pursuant to Sections 2.5(b) and (c) hereof, then the Buyer shall be responsible for the fees and expenses of the arbitration; and (ii) if the arbitrator finds there to be no difference between the actual Contribution Amount and the initial Contribution Amount calculated by the Buyer pursuant to Sections 2.5(b) and (c) hereof, or if the arbitrator finds the actual Contribution Amount to be less than such initial Contribution Amount, then the fees and expenses of the arbitration shall be paid pursuant to the ruling of the arbitrator, or if no such ruling is made, such fees shall be paid by the Seller. Upon determination of the final calculation of the Contribution Amount and the Additional Payment for such Calculation Year by arbitration, the Buyer shall pay to the Seller an amount by wire transfer of immediately available funds equal to the Additional Payment, as finally determined, less any payment on account thereof previously made. The parties hereto agree that if the Seller objects to the calculation of the Contribution Amount, and such objection results, following a ruling by the arbitrator in favor of the Seller, in the Buyer making an additional Additional Payment based upon the actual Contribution Amount, that the fact that such additional Additional Payment is made by the Buyer beyond the forty-five

(45) and ninety (90) day periods specified in Sections 2.5(b) and (c) hereof, that such delay will not be considered a breach by the Buyer of this Agreement.

                  (f) If a Change in Control becomes effective on or before October 31, 2002, Fifty Percent (50%) of any amounts potentially due to the Seller under this Section 2.5 shall become fixed (not subject to the second sentence of Section 2.5(a)) and payable to the Seller at the times otherwise prescribed by this Section 2.5; provided that with respect to such Calculation Year, the Buyer has not previously paid the Additional Payment or determined that an Additional Payment was not due. By way of example, if a Change of Control occurs on November 1, 2001, the Additional Payment for CY2002 shall equal the sum of (i) Two Hundred Fifty Thousand Dollars ($250,000) (fixed by this Section 2.5(f)); and (ii) an amount equal to fifty percent (50%) of the Contribution Amount in excess of Three Million Dollars ($3,000,000) up to Two Hundred Fifty Thousand Dollars ($250,000).

         SECTION 2.6 ADJUSTMENTS TO THE PURCHASE PRICE. Prorations of customary items relating to the Assets (e.g., utilities, personal property taxes) will be made as of the close of business on the business day immediately prior to the Closing Date, with the Seller liable to the extent such items relate to any time period up to and including the Closing Date and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date.

         SECTION 2.7 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in the manner set forth on SCHEDULE 2.7 for all purposes, and each of the parties shall make all appropriate Tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten (10) days prior to filing any such return.

         SECTION 2.8 CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m., local time, at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, the earlier of (i) November 15, 1999, and (ii) the fifth business day following the satisfaction or waiver of all of the conditions specified in Article VI (the "CLOSING DATE") but shall not occur later than December 1, 1999, time being of the essence.

                                  ARTICLE III

                               REPRESENTATIONS AND
                      WARRANTIES OF THE SELLER AND O'ROURKE

         In order to induce Toymax and the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and O'Rourke, jointly and severally, hereby make the representations and warranties set forth below to Toymax and the Buyer.

         SECTION 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "CONTEMPLATED TRANSACTIONS"). The execution, delivery and performance and the consummation of the Contemplated Transactions to which the Seller is a party have been duly and validly authorized by the Seller, and no other acts on the part of the Seller (or any other person) are necessary or required to authorize the execution, delivery and performance by the Seller of each Transaction Document or the consummation of the Contemplated Transactions to which the Seller is a party. This Agreement and the other Transaction Documents to which the Seller is a party have been duly and validly executed and delivered by the Seller, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 3.2 NO CONFLICTS; CONSENTS. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Seller is a party do not: (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of the Seller; (ii) require the Seller or any other Affiliate of the Seller to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on
SCHEDULE 3.2 (the "SELLER REQUIRED Consents"); (iii) if the Seller Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any Contract to which the Seller is a party or by which the Seller or any of the Assets may be bound or subject, or result in the creation of any Lien upon the Assets; (iv) if the Seller Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, the Seller or upon the Assets or the Funnoodle Product Line; or (v) if the Seller Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

         SECTION 3.3 CORPORATE EXISTENCE AND POWER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power, authority and all Permits required to own and/or operate the Assets and to carry on the business of the Funnoodle Product Line as now conducted. The Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each state of the United States where the character of the properties owned or leased by the Seller or the nature of its activities makes such qualification necessary.

         SECTION 3.4 CHARTER DOCUMENTS AND CORPORATE RECORDS. The Seller has heretofore delivered or made available to the Buyer a true and complete copy of the Certificate of Incorporation (certified as of a recent date by the Seller's jurisdiction of incorporation) and By-laws or comparable instruments, of the Seller as in effect on the date hereof.

         SECTION 3.5 FINANCIAL INFORMATION. (a) The Seller has previously furnished to the Buyer true, complete and correct copies of (i) the unaudited pro forma income statements of the Funnoodle Product Line of the Seller (the "FUNNOODLE PROFORMA STATEMENTS"), which have been derived from the financial statements of the Seller at and for the years ended December 31, 1998 and 1997 (the "ANNUAL STATEMENTS"), which have been audited by Deloitte & Touche LLP, independent accountants for the Seller (the "SELLER'S INDEPENDENT ACCOUNTANTS"), and (ii) the unaudited financial statement of the Funnoodle Product Line of the Seller at and for the six (6) month period ending June 30, 1999 (the "INTERIM STATEMENT"). Each delivered Funnoodle Proforma Statements have been prepared in all material respects in accordance with GAAP consistently applied, and present fairly and accurately the financial position of the Funnoodle Product Line of the Seller as of its date and the earnings and cash flow of the Funnoodle Product Line of the Seller for the periods then ended. Each delivered balance sheet fully sets forth all the Assets and Liabilities of the Seller relating the to Funnoodle Product Line existing as of its date which, under GAAP, should be set forth therein, and each delivered statement of earnings sets forth the items of income and expense of the Funnoodle Product Line of the Seller which should be set forth therein in accordance with GAAP.

                  (b) All financial, business and accounting books, ledgers, accounts and official and other records relating to the Funnoodle Product Line have been properly and accurately kept and completed, and there are no material inaccuracies or discrepancies contained or reflected therein. Other than as set forth on SCHEDULE 3.5(B), to the knowledge of each of the Seller and O'Rourke, there are no records, systems, Contracts, data or information of the Seller relating directly to the Funnoodle Product Line, recorded, stored, maintained, operated or otherwise held by any means which are not under the Seller's exclusive ownership and direct control.

         SECTION 3.6 LIABILITIES. Other than as set forth on SCHEDULE 3.6 hereto, the Seller does not have any material direct or contingent liabilities, commitments or obligations, including, but not limited to, any guaranty or any unrealized or anticipated losses from any commitments of the Seller, in each case relating to the Funnoodle Product Line, and there is no basis for assertion against the Seller of any such liability, commitment or obligation.

         SECTION 3.7 INVENTORY. SCHEDULE 3.7 sets forth a true and complete list of Inventory by category as of the date hereof (including an aging schedule showing all items over sixty (60) days old). All Inventory consists of items which are good and merchantable and of a quantity and quality usable or saleable in the ordinary course of business consistent with past practices. Since December 31, 1998, the Seller has continued to replenish its Inventories in a customary manner consistent with past practice and prudent business judgment. As of the Closing Date, no items of Inventory listed on SCHEDULE 3.7 are or will be pledged as collateral or held by the Seller on consignment from any other person. The Inventory is valued at the lower of cost or market, net realizable value on the "first in, first out" method, consistent with past practices, and were so valued on December 31, 1998 and June 30, 1999, respectively. In the Seller's reasonable commercial judgment, the quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Seller. The Inventory obsolescence policies of the Seller are appropriate for the nature of the products sold and the marketing methods used by the Seller, the reserve for Inventory obsolescence taken by the Seller fairly reflects the amount of obsolete Inventory as of the date thereof.

         SECTION 3.8 ABSENCE OF CERTAIN CHANGES. (a) Since June 30, 1999, except as disclosed in SCHEDULE 3.8, the Seller has conducted the business of the Funnoodle Product Line in the ordinary course consistent with past practices and there has not been:

                           (i) Any material adverse change in the Assets or any
material adverse change in the condition (financial or otherwise), results of operations or prospects of, the Assets or the Funnoodle Product Line (collectively, the "CONDITION OF THE FUNNOODLE PRODUCT LINE") or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change;

                           (ii) Any transaction or Contract (except for the
Manufacturing Agreement) with respect to the purchase, acquisition, lease, disposition or transfer of all or any part of any Assets or to any capital expenditure relating to the Funnoodle Product Line (in each case, other than in the ordinary course of business in accordance with past practice);

                           (iii) Any changes in the Certificate of Incorporation
or By-laws of the Seller;

                           (iv) Any damage, destruction or other casualty loss
(whether or not covered by insurance), condemnation or other taking affecting the Funnoodle Product Line, the Assets or the Seller;

                           (v) Any change in any method of accounting or
accounting practice by the Seller;

                           (vi) Any increase in the commission or other direct
or indirect remuneration paid, payable or to become payable to any sales representative of the Seller, or any alteration in the benefits payable or provided to any thereof;

                           (vii) Any material adverse change, or any event,
occurrence or circumstance that could reasonably be expected to cause a material adverse change, in the relationship of the Seller with its customers, suppliers or vendors relating to the Funnoodle Produce Line;

                           (viii) Except for any changes made in the ordinary
course of business, any change in any of the Seller's business policies related to the Funnoodle Product Line, including advertising, marketing, pricing, purchasing, personnel, returns or budget policies;

                           (ix) Except in the ordinary course of business,
consistent with past practice, or as disclosed in SCHEDULE 3.10, any payment, directly or indirectly, of any Liabilities of the Seller relating to the Funnoodle Product Line before the same became due in accordance with its terms;

                           (x) Any agreement or arrangement whether written or
oral to do any of the foregoing.

                  (b) Except as set forth in SCHEDULE 3.8, no Liabilities of the Seller relating to the Funnoodle Product Line are past due.

         SECTION 3.9 THE ASSETS. (a) The Seller has good and valid title to (or valid leasehold interest in) all Equipment, free and clear of all Liens except liens which do not materially interfere with the use thereof or impair the business of the Funnoodle Product Line and which are set forth on SCHEDULE 3.9(A) ("PERMITTED Liens"). The Equipment constituting a part of the Assets (whether owned or leased) has been well-maintained in accordance with industry standards, is in good condition and repair (subject to normal wear and tear) and is, in the aggregate, adequate in quantity and quality for the operation of the Funnoodle Product Line as presently conducted.

                  (b) The Seller is in possession of and has good and valid title to the Assets free and clear of any Liens other than Permitted Liens set forth on Schedule 3.9(b). All of the tangible Assets are in good condition and repair, normal wear and tear excepted, and are suitable for the uses for which they are currently used.

                  (c) SCHEDULE 3.9(C) contains a list and description of all tangible Assets with a book value (before depreciation) of five thousand dollars ($5,000) or more. The Assets constitute all of the assets that are owned by the Seller, other than working capital, which are necessary to operate the Funnoodle Product Line. Assuming all the Seller Required Consents are obtained (including, without limitation, the consent and/or agreement of Nomaco, as evidenced by a copy of the Manufacturing Agreement executed by Nomaco), the consummation of the Contemplated Transactions hereby will enable the Buyer to conduct the Funnoodle Product Line substantially as it has been conducted since inception.

         SECTION 3.10 CONTRACTS. (a) SCHEDULE 3.10 sets forth an accurate and complete list of all Contracts to which the Seller is a party or by which it or the Assets are bound or subject, in each case relating to the Funnoodle Product Line, except for those Contracts with persons who are not Affiliates of the Seller relating solely to the purchase or sale of property or services by the Seller in the ordinary course of business which: (i) require the Seller to make or receive payments not in excess of five thousand dollars ($5,000); and (ii) have a remaining term of less than twelve (12) months on the date of this Agreement or are terminable by the Seller without penalty during such period. True and correct copies of all written Contracts listed on such Schedule and summaries of the material provisions of all oral Contracts so listed have been delivered to the Buyer.

                  (b) All Contracts listed on SCHEDULE 3.10 are valid, subsisting, in full force and effect and binding upon the Seller and, to the knowledge of the Seller, the other parties thereto in all material respects in accordance with their respective terms subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. The Seller is not in default (or alleged default) under any such Contract nor, to the knowledge of each of the Seller and O'Rourke, is any other party thereto in default thereunder and there is no condition that with notice or the lapse of time or both would constitute a default by the Seller (or give rise to a termination right) nor, to the knowledge of each of the Seller and O'Rourke, does any condition exist that with notice or the lapse of time or both would constitute a default by any other party thereto (or give rise to a termination right) under any such Contract. To the knowledge of each of the Seller and O'Rourke, none of the other parties to any such Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Except as set forth on SCHEDULE 3.2, no approval or consent of any person is required in order for the Contracts required to be disclosed on SCHEDULE 3.10 to continue in full force and effect after the Closing.

                  (c) Except as set forth on SCHEDULE 3.10, all purchase commitments for products, materials, supplies, raw materials or other items to which the Seller is a party are not in excess of the customary requirements of the Funnoodle Product Line or, to the knowledge of each of the Seller and O'Rourke, are at prices in excess of current market prices for similar items.

                  (d) Except as set forth on SCHEDULE 3.10, all open sales orders and price quotations for products of the Funnoodle Product Line are at values given by the Seller in the ordinary course of business and consistent with past practice.

         SECTION 3.11 INTANGIBLE PROPERTY. SCHEDULE 3.11 sets forth all Intellectual Property Rights. Copies of all registrations and applications with respect to such Intellectual Property Rights filed with or issued by any Governmental Body have been previously delivered to the Buyer. The Contemplated Transactions will not have an adverse effect on the right, title and interest of the Buyer in and to the Intellectual Property Rights. Except as set forth on
SCHEDULE 3.11: (i) none of the Intellectual Property Rights have been assigned, transferred or licensed to or from any third person; (ii) the Seller has not received any written notice of invalidity, infringement or misappropriation from any third party with respect to any Intellectual Property Rights; (iii) to the knowledge of each of the Seller and O'Rourke, the Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property or other rights of any third parties; and (iv) to the knowledge of each of the Seller and O'Rourke, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Seller.

         SECTION 3.12 CLAIMS AND PROCEEDINGS. Except as set forth on Schedule 3.12, there are no outstanding Orders of any Governmental Body against or involving the Seller, the Assets or the Funnoodle Product Line. Except as set forth on SCHEDULE 3.12, there are no actions, suits, claims or counterclaims, examinations, audits or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "CLAIMS") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Seller and O'Rourke, threatened on the date hereof, against or involving the Seller, the Assets or the Funnoodle Product Line. SCHEDULE 3.12 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on
SCHEDULE 3.12, there have been no Claims served upon the Seller and, to the knowledge of each of the Seller and O'Rourke, there are no such Claims pending or threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Funnoodle Product Line. Except as set forth on SCHEDULE 3.12, to the knowledge of each of the Seller and O'Rourke, on the date hereof, there is no fact, event or circumstance that is reasonably likely to give rise to any Claim. All notices required to have been given to any insurance company listed as insuring against any Claim have been timely and duly given and, except as set forth on SCHEDULE 3.12, no insurance company has asserted that any Claim is not covered by the applicable policy relating to such Claim. The Seller is not a party to any Claim that has created any Lien on the Assets.

         SECTION 3.13 TAXES. (a) Except as set forth in SCHEDULE 3.13:

                  (i) the Seller has timely filed or, if not yet due, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete;

                  (ii) the Seller has paid, or if payment is not yet due, will on or before the Tax due date, pay to the appropriate Tax Authority, all Taxes of the Seller for all taxable periods ending on or before the Closing Date;

                  (iii) the accruals for Taxes of the Seller currently payable as well as for deferred Taxes shown on the financial statements of the Seller as of December 31, 1998 or the date of any financial statements delivered prior to the Closing (A) adequately provide for all contingent Tax Liabilities of the Seller as of the date thereof, and (B) accurately reflect, as of the date thereof, all unpaid Taxes of the Seller whether or not disputed;

                  (iv) no extension of time has been requested or granted for the Seller to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and the Seller has not granted a power of attorney that remains outstanding with regard to any Tax matter;

                  (v) the Seller has not received notice of a determination by a Tax Authority that Taxes are owed by the Seller (such determination to be referred to as a "TAX DEFICIENCY") and, to the knowledge of each of the Seller and O'Rourke, no Tax Deficiency is proposed or threatened;

                  (vi) all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

                  (vii) there are no Tax Liens pending against the Seller or any of the Assets;

                  (viii) there are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

                  (ix) no issue has been raised in any examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a "TAX AUDIT") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

                  (x) there are no pending or, to the knowledge of each of the Seller and O'Rourke, threatened Tax Audits of the Seller;

                  (xi) there are no transfer or other taxes imposed by any state on the Seller or the Buyer by virtue of the Contemplated Transactions; and

                  (xii) no claim has been made by any Tax Authority that the Seller is subject to Tax in a jurisdiction in which the Seller is not then paying Tax of the type asserted.

                  (b) Each reference to a provision of the Code in this Section
3.13 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law. Except as set forth in
SCHEDULE 3.13, the Seller has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the Closing Date and has been furnished properly completed exemption certificates for all exempt transactions. The Seller has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the Closing Date. With respect to sales made by the Seller prior to the Closing Date for which sales and use Taxes are not yet due as of the Closing Date, all applicable sales and use Taxes payable with respect to such sales have been collected or billed by the Seller.

                  (c) The representation and warranties in this Section 3.13 shall not be relied upon by the Buyer and its Affiliates for any purpose other than establishing that there are no Tax Liens pending against the Seller or any of the Assets and there is no transferee liability with respect to Taxes in connection with the purchase of the Funnoodle Product Line.

         SECTION 3.14 EMPLOYEE-RELATED MATTERS. Except as set forth in SCHEDULE 3.14, in each case with respect to the Funnoodle Product Line: (i) the Seller is not a party to any Contract with any labor organization or other representative of its employees; (ii) there have been no Claims served upon the Seller with respect to any unfair labor practice charge or complaint, and to the knowledge of each of the Seller and O'Rourke, there are no such Claims pending or threatened against the Seller; (iii) the Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past five (5) years, and to the knowledge of each of the Seller and O'Rourke, no such labor strike, slow down, work stoppage or similar labor controversy is threatened; (iv) no representation question has been raised respecting any of the Seller's employees working within the past five (5) years, nor, to the knowledge of each of the Seller and O'Rourke, are there any organizing activities or campaigns being conducted to solicit authorization from the Seller's employees to be represented by any labor organization and no such activity or campaign is threatened; (v) there have been no Claims served upon the Seller with respect to any matter brought before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of employees or any Governmental Body, and to the knowledge of each of the Seller and O'Rourke, there are no such Claims pending or threatened against the Seller; (vi) the Seller is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, the Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) the Seller is in material compliance with all applicable Laws affecting employment and employment practices.

         SECTION 3.15 INSURANCE. SCHEDULE 3.15 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "INSURANCE POLICIES") covering the Assets, the Funnoodle Product Line, operations, employees, officers and directors of the Seller and true and complete copies of all such Insurance Policies have been delivered to the Buyer.
SCHEDULE 3.15 also sets forth (a) with respect to each Insurance Policy, the applicable deductible amounts and any material limitations on coverage, (b) any letter of credit relating to any such Insurance Policy and all inspections and reports delivered to the Seller by any insurer with respect to such Insurance Policies, copies of which have been delivered to the Buyer, and (c) a true and complete list of Claims made in respect of each Insurance Policy during the three years prior to the date hereof. True and correct copies of all loss runs with respect to such period have been delivered to the Buyer. There are no Claims by the Seller pending under any of such Insurance Policies, as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. All premiums payable on or before the Closing Date under all Insurance Policies have been paid and the Seller is otherwise in compliance in all respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. In the reasonable commercial judgment of the Seller and O'Rourke, each Insurance Policy is adequate for the business conducted by the Seller. The Seller does not know of any threatened termination of, premium increase with respect to, or uncompleted requirements under any Insurance Policy. No premiums are or will be payable under Insurance Policies after the Closing in respect of insurance provided solely for periods prior to the Closing Date. Claims under all such Insurance Policies are payable on an "occurrence basis."

         SECTION 3.16 COMPLIANCE WITH LAWS. The Funnoodle Product Line of the Seller is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement, including any Environmental Laws (collectively, "LAWS"), of any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility (collectively, "GOVERNMENTAL BODIES"), the violation of which would have a material adverse effect on the Assets or the Funnoodle Product Line. The representation and warranty contained in this
Section 3.16 shall be qualified to the knowledge of each of the Seller and O'Rourke from and after the first anniversary hereof, as of the Closing.

         SECTION 3.17 PERMITS. The Seller has obtained all Permits, and has made all required registrations and filings with, any Governmental Body that are necessary for the ownership of the Assets and the conduct of the Funnoodle Product Line. All Permits required to be obtained or maintained by the Seller and which are included in the Assets to be purchased hereunder are listed on
SCHEDULE 3.17(A), and all Permits required to be obtained or maintained by the Seller and which are not included in the Assets to be purchased hereunder are listed on SCHEDULE 3.17(B). All such Permits are in full force and effect; no violations are or have been recorded, nor have any notices or violations thereof been received, in respect of any Permit; and no proceeding is pending or, to the knowledge of each of the Seller and O'Rourke, threatened to revoke or limit any Permit; and the consummation of the Contemplated Transactions will not (or with the giving of notice or the passage of time or both will not) cause any Permit to be revoked or limited. The representation and warranty contained in this
Section 3.17 shall be qualified to the knowledge of each of the Seller and O'Rourke from and after the first anniversary hereof, as of the Closing.

         SECTION 3.18 ENVIRONMENTAL MATTERS. The representation and warranties in this Section 3.18 shall relate exclusively to the Funnoodle Product Line and shall not be relied upon by Buyer and Toymax for any purpose other than establishing that there is no transferee liability to the Buyer or its Affiliates with respect to Environmental Matters in accordance with the purchase of the Funnoodle Product Line. Except as referenced in SCHEDULE 3.18:

                  (a) there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by the Seller (or, to the knowledge of each of the Seller and O'Rourke, any predecessor-in-interest), or any Release at, on or under any real property of the Seller by the Seller or, to the knowledge of each of the Seller and O'Rourke, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; the Seller has not contaminated the soil, ground water or surface water; to the knowledge of each of the Seller and O'Rourke, none of the soil, ground water or surface water of such real property is or has been contaminated by any Release;

                  (b) no portion of any real property of the Seller has ever been used as a petroleum storage, refining, storage or distribution facility or terminal, a gasoline service station or automobile repair shop by the Seller or any tenant or licensee of the Seller thereat or, to the knowledge of each of the Seller and O'Rourke, by any former owner, lessee or operator;

                  (c) as to the ownership or operation of the Assets or the Funnoodle Product Line, the Seller has not created, suffered or permitted, and have not received any written notice of (i) any alleged violation with respect to any Environmental Law; or (ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of any real property of the Seller;

                  (d) (i) there are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Materials, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "TANKS") located on at or under any real property of the Seller, (ii) all sewage from such real property is discharged into a public sanitary sewer system, and (iii) there has been no Release by the Seller, or to the knowledge of each of the Seller and O'Rourke, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law. The Seller has delivered to the Buyer copies of all environmental reports and all other written materials held or controlled by the Seller regarding the environmental matters set forth in this Section 3.18. Notwithstanding the foregoing, if the real property of the Seller contains any such Tanks, the Seller represents that the Seller is in compliance in all material respects with all registration and other requirements of Environmental Law (including U.S.C.
Section 6991, "Regulation of Underground Storage Tanks") regulating the existence, usage and removal thereof;

                  (e) the real property of the Seller and all improvements thereon are presently, and, have been at all times in the past, in full compliance with all applicable Environmental Laws. All Permits required by any Environmental Laws in connection with the Seller, the real property of the Seller and the Funnoodle Product Line have been obtained, are in full force and effect and have not been violated;

                  (f) no Claim has been served upon the Seller, and there is no pending or threatened Claim, including without limitation Regulatory Actions, or Environmental Liability, or, any existing condition or basis which may give rise to any such Claim or Environmental Liability, or which, may otherwise result in the imposition of a Lien or forfeiture of the real property of the Seller, or otherwise prohibit, restrict or materially interfere with its use as presently conducted;

                  (g) the Seller has not received any notice of any environmental testing, cleanup, removal or work, repairs, construction or expenditures with respect to any part of its real property or activities conducted at its real property; and

                  (h) the Seller has not received written documentation stating or indicating that any part of its real property is wetlands or in a flood plain.

         SECTION 3.19 FINDERS; FEES. Except as set forth in SCHEDULE 3.19, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from the Seller in connection with the consummation of the Contemplated Transactions. All fees and commissions described in SCHEDULE 3.19 shall be paid by the Seller.

         SECTION 3.20 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on Schedule 3.20, there is no Law, Order or Contract binding upon the Seller which has had or could reasonably be expected to have the effect of prohibiting or adversely affecting, in each case with respect to the Funnoodle Product Line:
(i) competition by the Seller; (ii) any business practice of the Seller; (iii) any acquisition of property by the Seller; or (iv) the Condition of the Funnoodle Product Line.

         SECTION 3.21 SUPPLIERS AND CUSTOMERS; SUPPLIES. SCHEDULE 3.21 lists for the fiscal year ended December 31, 1998, the ten (10) largest suppliers and customers (by dollar amount) of the Funnoodle Product Line of the Seller (the "LARGEST SUPPLIERS AND CUSTOMERS"). SCHEDULE 3.21 identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available. Except as indicated on SCHEDULE 3.21, all supplies and services necessary for the conduct of the business of the Funnoodle Product Line of the Seller, as presently conducted, may be obtained from alternate sources and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Buyer will be unable to continue to procure the supplies and services necessary to conduct the business conducted by the Funnoodle Product Line of the Seller. All such supply and service agreements relating to the Funnoodle Product Line with its suppliers are at arm's length. Except as and to the extent set forth on SCHEDULE 3.21, there has not occurred any material adverse change in the relationship of the Seller with the Largest Suppliers and Customers since December 31, 1998 and to the knowledge of each of the Seller and O'Rourke, there are no facts or circumstances (including, without limitation, the Contemplated Transactions) that could reasonably be expected to have a material adverse effect on the Seller's relationship with the Largest Suppliers and Customers. Except as and to the extent set forth on SCHEDULE 3.21, since December 31, 1998 (i) none of the Largest Suppliers and Customers has cancelled or terminated, or threatened to cancel, or otherwise terminate, its relationship with the Seller or (ii) none of the Largest

Suppliers and Customers have threatened to decrease or limit materially its relationship with the Seller.

         SECTION 3.22 YEAR 2000 COMPLIANCE. The Seller has conducted a thorough evaluation and review of its information systems, PC/LAN systems, software, facilities, machinery and equipment (collectively, "COMPUTER RELATED SYSTEMS"), and has made inquiries as to the Computer Related Systems of its primary manufacturer for the Funnoodle Product Line, Nomaco, Inc. ("NOMACO"). On the basis of this review and inquiry, respectively: (i) the Seller has concluded that the incremental cost to the Seller of becoming Year 2000 Compliant will not have a material adverse effect on the Condition of the Funnoodle Product Line; and (ii) to the knowledge of each of the Seller and O'Rourke, Nomaco is Year 2000 Compliant. The Seller has adequate plans and processes in place sufficient for all of its Computer Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon the Condition of the Funnoodle Product Line. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means that Computer Related Systems (a) will process all dates in and after the Year 2000 in a correct and consistent manner in all applicable operations including, but not limited to input, output, comparisons (branching) and arithmetic operations (such as the difference between two dates), (b) calculates and handles leap year dates correctly, and (c) will otherwise generally manipulate data and generate output and reports in a fault free manner during and after the Year 2000.

         SECTION 3.23 PRODUCT WARRANTIES, PRODUCT RETURN POLICIES AND SERVICE WARRANTIES. Except as listed on SCHEDULE 3.23, the Seller does not utilize any product warranties, guarantees, product return policies, service warranties or service policies in connection with the Funnoodle Product Line. SCHEDULE 3.23 also sets forth all pending and suspected Claims and, to the knowledge of each of the Seller and O'Rourke, threatened Claims, seeking return, replacement and/or repair of products pursuant to warranties extended by the Seller prior to Closing relating to the Funnoodle Product Line.

         SECTION 3.24 PRODUCT LIABILITY. No Claims have been served and, to the knowledge of each of the Seller and O'Rourke, there are no pending or threatened Claims nor are there any facts or circumstances that could reasonably be expected to result in a Claim, against the Seller for injury to any person or property of employees or any third parties suffered as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or distributed by the Seller, including Claims arising out of the defective or unsafe nature of the Seller's products, which could, individually or in the aggregate, have a material adverse effect on the Condition of the Funnoodle Product Line, in each case with respect to the Funnoodle Product Line.

         SECTION 3.25 DISCLOSURE. Neither this Agreement, the Schedules hereto, nor any of the Annual Statements, the Interim Statement or certificates furnished or to be furnished to the Buyer by or on behalf of the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         SECTION 3.26 RELATED PARTIES. Except as set forth on SCHEDULE 3.26, none of the Seller, nor any current or former (within the past five (5) years) director or officer of the Seller

(individually, a "RELATED PARTY" and collectively the "RELATED PARTIES") or any Affiliates of any of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Funnoodle Product Line of the Seller, or of a supplier or customer of the Funnoodle Product Line of the Seller; (b) except for the real property housing the business of the Funnoodle Product Line, owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property Rights) which is utilized in the operation of the business of the Funnoodle Product Line and not included in the Assets; or (c) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Funnoodle Product Line, except for employment, consulting or other personal services agreements that may be in effect and which are listed on SCHEDULE 3.26 hereto.

         SECTION 3.27 SOLVENCY. The Seller is solvent on the date hereof and has not been rendered insolvent as a result of the Contemplated Transactions.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                       WARRANTIES OF THE BUYER AND TOYMAX

         In order to induce the Seller and O'Rourke to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer and Toymax, jointly and severally, hereby make the representations and warranties set forth below.

         SECTION 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of each Transaction Document and the consummation of the Contemplated Transactions to which the Buyer is a party have been duly and validly authorized and approved by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary or required to authorize the execution, delivery and performance by the Buyer of each Transaction Document or the consummation of the Contemplated Transactions to which it is a party. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly executed and delivered by the Buyer, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 4.2 NO CONFLICTS; CONSENTS. The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which they are a party do not (i) violate any provision of the Certificate of Incorporation or By-laws of the Buyer; (ii) require the Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in
SCHEDULE 4.2 (the "BUYER REQUIRED CONSENTS"); (iii) if the Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract to which the Buyer is a party or by which the Buyer or its assets may be bound or subject; or (iv) if Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, the Buyer or upon its assets or business.

         SECTION 4.3 CORPORATE EXISTENCE AND POWER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 4.4 FINDERS; FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Buyer in connection with the consummation of the Contemplated Transactions.

         SECTION 4.5 SECURITIES MATTERS. As of the Closing Date, Toymax has made in a timely manner all filings (the "FILINGS") with the Securities and Exchange Commission (the "COMMISSION") which it is required to make under the Securities Act of 1933, as amended, and/or under the Securities Exchange Act 1934, as amended (collectively, the "ACTS") commencing with its initial public offering in December 1997. At the time filed, each Filing complied as to form in all material respects with the applicable requirements of the Acts and the rules and regulations of the Commission thereunder and, at the time made, no Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         SECTION 4.6 ABILITY TO PERFORM. The Buyer and Toymax are each solvent and possess adequate financing to perform all of the Buyer's obligations under this Agreement and the Transaction Documents to which they are respectively a party. There is no fact, matter or state of facts that exists as of the Closing Date (or that would so exist but for the giving of notice and/or the passage of time) that would in any material way render the Buyer and/or Toymax unable to perform any and/or all of their respective obligations under this Agreement and the Transaction Documents to which they are respectively a party.

         SECTION 4.7 DISCLOSURE. Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contains any untrue statement of a material fact with respect to the Buyer or Toymax or omits to state a material fact necessary in order to make the statements contained herein or therein with respect to the Buyer or Toymax not misleading. Neither the Buyer nor Toymax has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of the Buyer or Toymax.

         SECTION 4.8 YEAR 2000 COMPLIANCE. The Buyer and Toymax have conducted a thorough evaluation and review of its Computer Related Systems. On the basis of this review and inquiry, respectively each of the Buyer and Toymax have concluded that the incremental cost to the Buyer and Toymax, respectively, of becoming Year 2000 Compliant will not have a material adverse effect on the condition of the business of the Buyer or Toymax. Each of the Buyer and Toymax have adequate plans and processes in place sufficient for all of its Computer Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon the condition of the business of the Buyer or Toymax.

         SECTION 4.9 CLAIMS AND PROCEEDINGS. Except as set forth in the Filings, there are no material Claims (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Buyer or Toymax, threatened on the date hereof, against or involving Toymax, the Buyer, or their respective assets or businesses. Except as set forth in the Filings, at the Closing there will be no such material Claims pending other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Buyer and Toymax.

         SECTION 4.10 ENVIRONMENTAL MATTERS. Except as set forth in the Filings:

                  (a) there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by Toymax or the Buyer (or, to the knowledge of each of Toymax and the Buyer, any predecessor-in-interest), or any Release at, on or under any real property of the Buyer or Toymax by the Buyer or Toymax or, to the knowledge of each of the Buyer and Toymax, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; each of the Buyer or Toymax has not contaminated the soil, ground water or surface water; to the knowledge of each of the Buyer and Toymax, none of the soil, ground water or surface water of such real property is or has been contaminated by any Release;

                  (b) to the knowledge of each of Toymax and the Buyer, no portion of any real property of the Buyer or Toymax has ever been used as a petroleum storage, refining, storage or distribution facility or terminal, a gasoline service station or automobile repair shop by the Buyer or Toymax or any tenant or licensee of either the Buyer or Toymax thereat or by any former owner, lessee or operator;

                  (c) each of the Buyer and Toymax has not created, suffered or permitted, and have not received any written notice of (i) any alleged violation with respect to any Environmental Law; or (ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of any real property of the Buyer or Toymax;

                  (d) (i) to the knowledge of each of Toymax and the Buyer, there are no Tanks located on at or under any real property of the Buyer or Toymax, (ii) to the knowledge of each of Toymax and the Buyer, all sewage from such real property is discharged into a public sanitary sewer system, and (iii) to the knowledge of each of Toymax and the Buyer, there has been no Release by the Buyer or Toymax, or to the knowledge of each of the Buyer and Toymax, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law.

                  (e) to the knowledge of each of Toymax and the Buyer, the real property of the Buyer and Toymax and all improvements thereon are presently, and, have been at all times in the past, in full compliance with all applicable Environmental Laws. All Permits required by any Environmental Laws in connection with the Buyer and Toymax, the real property of the Buyer or Toymax have been obtained, are in full force and effect and have not been violated;

                  (f) no Claim has been served upon the Buyer or Toymax, and there is no pending or threatened Claim, including without limitation Regulatory Actions, or Environmental Liability, or, any existing condition or basis which may give rise to any such Claim or Environmental Liability, or which, may otherwise result in the imposition of a Lien or forfeiture of the real property of the Buyer or Toymax, or otherwise prohibit, restrict or materially interfere with its use as presently conducted;

                  (g) each of the Buyer and Toymax has not received any notice of any environmental testing, cleanup, removal or work, repairs, construction or expenditures with respect to any part of its real property or activities conducted at its real property; and

                  (h) each of the Buyer and Toymax has not received written documentation stating or indicating that any part of its real property is wetlands or in a flood plain.

         SECTION 4.11 COMPLIANCE WITH LAWS. To the knowledge of each of the Buyer and Toymax, each of the Buyer and Toymax is not in violation of any Order, or any Laws of any Governmental Bodies, the violation of which would have a material adverse effect on the business of either the Buyer or Toymax, respectively.

         SECTION 4.12 ABSENCE OF CERTAIN CHANGES. Since June 30, 1999, each of the Buyer and Toymax have conducted its respective business in the ordinary course consistent with past practices and there has not been any material adverse change in such business or any material adverse change in the condition (financial or otherwise), results of operations or prospects of such business or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

         SECTION 5.1 Conduct of Business. (a) From the date hereof through the Closing Date, the Seller agrees:

                  (i) To conduct its operations (the "BUSINESS") in connection with the Funnoodle Product Line according to the ordinary and usual course of the business consistent with past practice, to preserve in all material respects intact its present business organization and structure, to use reasonable efforts to keep available the services of its key officers and employees, to preserve and maintain in all material respects the Assets and the good will of the

Business and to preserve in all material respects its relationships with customers and suppliers, and others having business dealings with the Seller.

                  (ii) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with the Seller's business plan for the fiscal year ending December 31, 1999, all material Contracts, all Equipment, the Inventory (subject to normal adjustments in the ordinary course of business) and other tangible Assets in their present repair, order and condition, subject to ordinary wear and tear.

                  (iii) Not to enter into any Contract of a type required to be disclosed on any Schedule hereto.

                  (iv) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 3.8 hereof.

                  (v) To pay all Taxes and other charges required with respect to the Assets that are due and payable before the Closing Date and comply in all material respects with all Laws, including all Environmental Laws.

                  (vi) To maintain insurance coverage in the amounts and types as are currently in existence and more specifically described on SCHEDULE 3.15 annexed hereto and made a part hereof.

                  (vii) To comply in all material respects with its obligations under the Contracts to which it is a party, and send to the Buyer copies of all notices of default delivered pursuant to any of the Contracts, promptly upon receipt thereof.

                  (viii) On or prior to the Closing Date, Seller shall, at its sole cost and expense, cause all Liens, other than Permitted Liens, to be discharged, removed and/or released of record.

                  (ix) To conduct its business in such a manner so that the representations and warranties of the Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

                  (x) To consult with the Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any material Contract and will not take any such action if the Buyer object thereto in writing before the Seller takes that action.

                  (xi) Not to directly or indirectly and shall direct and cause their respective officers, directors, employees, agents, and representatives not to (i) initiate, solicit, intentionally encourage or facilitate, engage in discussions or engage in negotiations with any person (other than the Buyer or any of its Affiliates) with respect to the acquisition of the Funnoodle Product Line (an "ACQUISITION PROPOSAL"); (ii) provide information to any person (other than the Buyer or any of its Representatives) in connection with an Acquisition Proposal; (iii) enter into any transaction with any person (other than the Buyers or any of its Affiliates) with respect to an Acquisition Proposal; or
(iv) agree to do any of the foregoing. If the Seller or Representative thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, the Seller will immediately notify the Buyer in writing that such offer or proposal was received by the Seller.

                  (b) From the date hereof through the Closing Date, the Buyer agrees:

                           (i) To promptly notify the Seller of any event,
circumstance or development that would result in the representations and warranties under this Agreement not to be true in all material respects if such representations and warranties had been made on such date.

                           (ii) To conduct its business in such a manner so that
their respective representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

                           (iii) To use its best efforts to sustain and preserve
in all material respects its goodwill and business organization and all its advantageous business relationships with lenders, customers, suppliers, and licensors.

         SECTION 5.2 FILINGS AND AUTHORIZATIONS. (a) The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which the Buyer or the Seller, as the case may be, reasonably object in writing. All such filings shall comply in form and content in all material respects with applicable Law. The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. The Buyer and the Seller shall each bear their own respective costs with respect to the matters set forth in this Section 5.2.

                  (b) The Seller and the Buyer shall file a "Notification and Report Form For Certain Mergers and Acquisitions" (the "NOTIFICATION AND REPORT FORM"), under the HSR Act within five (5) business days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. The parties hereto shall each bear their respective costs and expenses of counsel in connection with the preparation and filing of a "Notification and Report Form." Toymax and the Buyer agree that any and all filing fees relating to HSR Act matters shall be borne entirely by Toymax and the Buyer.

         SECTION 5.3 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein, each of the Seller and the Buyer, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all the

Seller Required Consents and the Buyer Required Consents, respectively, and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

         SECTION 5.4 NOTICES OF CERTAIN EVENTS. Prior to the Closing Date, the Seller, O'Rourke, the Buyer and Toymax shall promptly notify the other of:

                  (a) any notice or other communication from any person alleging that the consent, approval, authorization or waiver of such person is or may be required in connection with the Contemplated Transactions;

                  (b) any material adverse change in the Condition of the Funnoodle Product Line or the condition of the Seller, O'Rourke, or Toymax;

                  (c) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

                  (d) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

         SECTION 5.5 PUBLIC ANNOUNCEMENTS. The Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and no party hereto will issue any such press release or make any such public statement without the prior approval of the Buyer or the Seller, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

         SECTION 5.6 CONFIDENTIALITY. (a) Each party hereto shall hold in strict confidence, and shall use its best efforts to cause all of its respective directors, officers, Affiliates, employees, attorneys, accountants and other agents (the "REPRESENTATIVES") to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning any other party which it has obtained from such party prior to, on, or after the date hereof in connection with the Contemplated Transactions, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 5.6. The foregoing provision shall not apply to any such information to the extent (i) known by any party prior to the date such information was provided to such party in connection with the Contemplated Transactions, (ii) made known to any party from a third party not in breach of any confidentiality requirement or (iii) made public through no fault of such party or any of its Representatives.

                  (b) The provisions of this Section 5.6 are in no way intended to limit the terms and provisions of that certain letter of intent entered into by the parties hereto dated February 19, 1999.

         SECTION 5.7 NON-COMPETITION; NON-SOLICITATION. (a) The Seller and O'Rourke acknowledge that in order to assure the Buyer that the Buyer will retain the value of the Assets, the Seller and O'Rourke agree that:

                           (i) for a period commencing on the Closing Date and
expiring on the first to occur of (A) a breach by Toymax or the Buyer of any of their material obligations to the Seller or O'Rourke under any of the Transaction Documents, which breach is not cured within sixty (60) days after notice thereof from the Seller and O'Rourke, or (B) the date which is the later of five (5) years from the Closing Date or two (2) years from the date the Management Services Agreement is terminated (such period shall be referred to as the "FIRST COVENANT PERIOD"), they will not compete with the Buyer and its Subsidiaries and Affiliates at the time in question, in connection with the following products: exercise and play mats, foam swim toys, foam pool toys and foam floats (the "FIRST PROTECTED PRODUCTS"); and

                           (ii) for a period commencing on the Closing Date and
expiring on the first to occur of (A) a breach by Toymax or the Buyer of any of their material obligations to the Seller or O'Rourke under any of the Transaction Documents, which breach is not cured within sixty (60) days after notice thereof from the Seller and O'Rourke, or (B) the date which is the later of three (3) years from the Closing Date or one (1) year from the date the Management Services Agreement is terminated (such period shall be referred to as the "SECOND COVENANT PERIOD"), they will not compete with the Buyer and its Subsidiaries and Affiliates at the time in question, in connection with the following products: toy sprinklers, water slides and all other non-foam swim toys, non-foam pool toys and floats (the "SECOND PROTECTED PRODUCTS") (the First Protected Products and the Second Protected Products collectively, the "PROTECTED PRODUCTS") it being understood and agreed that water guns, tub, sand, bubble and novelty (non-swim and non-pool) water toys shall not be considered Protected Products.

         For purposes of this Section 5.7, the term compete shall include acting or participating, directly or indirectly, as a partner, officer, employee, consultant or otherwise, own or operate any business or Person, or otherwise become or be interested in, or associate with or render assistance to any Person (other than the Buyer), engaged in the business of marketing or selling any of the Protected Products. The foregoing provisions shall not, however, prohibit the making of passive investments of five percent (5%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market;

                  (b) Each of the Seller and O'Rourke and their respective Affiliates agree that, after giving effect to the purchase of the Assets at the Closing, it or he will not directly or indirectly, during the First Covenant Period and Second Covenant Period, as the case may be, for its or his own benefit or for the benefit of any other Person:

                                    (A) influence or attempt to influence any
Person (other than employees of the Seller providing consulting services to Buyer at the time of Closing) to either terminate or modify such Person's employment or other professional relationship with the Buyer and/or its Affiliates, or employ, consult or otherwise retain, directly or indirectly, any Person who is (or during the twelve (12) months prior thereto was) employed as an employee by the Buyer or its Affiliates;

                                    (B) influence or attempt to influence a
supplier or customer of the Buyer or its Affiliates, or any other Person with whom the Buyer or its Affiliates shall have dealt, to terminate or modify any written or oral agreement or course of dealing with the Buyer or its Affiliates, or to otherwise interfere with the Buyer's relationships with such parties in any way; or

                                    (C) influence or attempt to influence a
supplier or customer of the Buyer or its Affiliates, or any other Person with whom the Buyer or its Affiliates shall have dealt, for the purpose of offering or selling any of the Protected Products.

                  (c) Except as may be required in the business of the Buyer after the Closing, the Seller and O'Rourke shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Seller uniquely in connection with the Funnoodle Product Line, whether or not such use would be in a business competitive with that of the Buyer or any of its Subsidiaries or Affiliates. As used herein, the phrase "competitive business" means any business competitive with the type of business engaged in by the Seller, the Buyer or any of their Subsidiaries or Affiliates at the date hereof.

         SECTION 5.8 CONTINUING OBLIGATIONS. The restrictions set forth in Sections 5.4 and 5.5 are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business of the Funnoodle Product Line and the goodwill purchased by the Buyer. The Buyer, the Seller and O'Rourke acknowledge that the Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Buyer in the event the covenants contained in Sections 5.4 and 5.5 were not complied with in accordance with their terms. Accordingly, the Seller and O'Rourke agree that any breach or threatened breach by any of them of any provision of Sections 5.4 or 5.5 shall entitle the Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Buyer. If the Seller and O'Rourke breach the covenant set forth in Section 5.5 which shall be asserted in writing by Buyer to Seller within twenty (20) days following Buyer's discovery of such breach thereof, the running of the non-compete and non-solicitation periods described therein shall be tolled from the date of such notice and shall continue for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 5.4 and 5.5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 5.4 and 5.5 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of
Section 5.4 or 5.5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 5.4 or 5.5 hereof or to obtain damages for a breach thereof, such party shall not be required to post bond, and the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

         SECTION 5.9 EXPENSES. (a) Except as otherwise specifically provided in this Agreement, the Buyer, O'Rourke and the Seller shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

                  (b) The Seller shall bear the cost of all transfer, assignment and similar fees (collectively, "TRANSFER Fees") incurred in connection with the transfer or assignment of all licenses granted to the Seller pursuant to all licensing Contracts (such licenses collectively, the "TRANSFERRED LICENSES"). The Seller shall deliver to the Buyer the relevant executed Seller Required Consent as conclusive evidence of such transfer with proper evidence of payment of the Transfer Fee therefor.

         SECTION 5.10 FURTHER ASSURANCES. The parties hereto shall at any time during the period beginning upon the execution of this Agreement through the Closing Date and thereafter from time to time, take or cause to be taken such actions, or execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Seller shall, at its sole cost and expense, (i) cooperate with the Buyer in assisting the Buyer in reading all computer data which is a part of the Assets, or (ii) put the same in a format which is readable by the Seller. Except as otherwise provided herein, the Seller and the Buyer will each, respectively, bear their own costs and expenses incurred in compliance with the first sentence of this Section 5.10.

         SECTION 5.11 ACCESS. During the period beginning upon the execution of this Agreement through the Closing Date and from time to time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Funnoodle Product Line and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim which arises out of or relates to the Funnoodle Product Line or the Assets. Each party shall cooperate fully with the other party in connection with the foregoing. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other party at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

         SECTION 5.12 PRODUCT LIABILITY INSURANCE. (a) Prior to Closing, the Seller shall, at its sole cost and expense, obtain and maintain in effect an insurance policy insuring against product liability "occurrences" (as defined in the Insurance Policies) that occur before the Closing Date in the amount of $5,000,000, which policy shall on and after the Closing Date show the Buyer and Toymax as named insureds; and certify that no alteration, modification or termination of such coverage shall be effective without at least thirty (30) days' prior notice to the Buyer and Toymax.

                  (b) On the Closing Date, the Buyer shall, at its sole cost and expense, obtain and maintain in effect a an insurance policy insuring against product liability "occurrences" (as defined in the Insurance Policies) that occur on or after the Closing Date in the amount of $5,000,000, which policy shall: (i) be effective on the Closing Date; (ii) remain in effect for a period of five (5) years after the Closing Date or to provide the substantial equivalent; (iii) show the Seller and O'Rourke as a named insured; and (iv) certify that no alteration, modification or termination of such coverage shall be effective without at least thirty (30) days' prior notice to the Seller.

         SECTION 5.13 OBTAINING CONSENTS TO ASSIGNMENTS. The Seller shall use commercially reasonable efforts to obtain all the Seller Required Consents as shall be necessary to convey and assign to and vest in the Buyer all of its right, title and interest in and to the Assets, including, without limitation, any Claim, right or benefit arising thereunder or resulting therefrom, as soon as practicable. To the extent that rights under any Contract, Permit or other Asset to be assigned to the Buyer hereunder may not be assigned without the consent of another person, and such consent has not been obtained by the Closing Date, neither this Agreement nor any document executed by the parties hereto in connection with the Contemplated Transactions shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful, and the Seller shall use commercially reasonable efforts to obtain any such Seller Required Consents as promptly as possible after the Closing Date. If the Seller Required Consents shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights under the instrument in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by Law and the instrument, shall act as the Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the instrument, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer at no additional cost to the Seller for a period not to exceed twelve (12) months after the Closing Date. With respect to any supply Contract or arrangement pursuant to which the Seller currently obtains parts, supplies or other materials for use in the Funnoodle Product Line that, in spite of the Seller's commercially reasonable efforts, is not assigned to the Buyer by the Closing Date, the Seller shall allow the Buyer to purchase such parts, supplies or other materials subject to such Contract or arrangement (a) from the Seller at the Seller's cost; or (b) through the Seller, for the Funnoodle Product Line, until twelve (12) months after the Closing; and the Seller will resell to the Buyer and the Buyer will buy from the Seller all such materials and supplies at the price paid for same by the Seller.

         SECTION 5.14 SELLER NOT TO USE NAME. From and after the Closing Date, the Seller will not use, directly or indirectly, the name "Funnoodle" or any combination or derivation thereof, except as may be contemplated pursuant to the terms and provisions of the Management Services Agreement.

         SECTION 5.15 GUARANTEE OF THE BUYER'S OBLIGATIONS. Without limiting such other rights as the Seller may have, Toymax hereby guarantees, as more particularly set forth in the Guaranty Agreement, substantially in the form of
EXHIBIT 5.13 attached hereto (the "GUARANTY AGREEMENT"), for the benefit of the Seller and O'Rourke, the obligations and liabilities of the Buyer under this Agreement, under any other document executed by the Buyer relating hereto or delivered to the Seller in connection with the Contemplated Transactions, or under any statement, certificate, or other instrument delivered by or on behalf of the Buyer pursuant hereto or thereto or delivered to the Seller in connection with the Contemplated Transactions.

         SECTION 5.16 PREPARATION OF AUDITED FINANCIAL STATEMENTS. In connection with the preparation by the Seller's Independent Accountants, at the request and expense of the Buyer, of audited Annual Statements of the Funnoodle Product Line for the fiscal year ended December 31, 1998 or such other statements that will satisfy the SEC filing requirements of Toymax and unaudited Interim Statements of the Funnoodle Product Line for the six months ended June 30, 1999 (such audited Annual Statements and Interim Statements, the "AUDITED STATEMENTS"), the Seller shall: (i) from time to time, permit the Buyer and the Buyer's Independent Accountants to have such access as is deemed necessary by the Buyer and the Buyer's Independent Accountants, during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Funnoodle Product Line and identified with reasonable particularity, wherever located, for the purposes of preparing such Audited Statements; and (ii) cause management of the Seller to execute and deliver to the Buyer's Independent Accountants such management representation letters as are customarily delivered in connection with year-end audits of financial statements.

         SECTION 5.17 BULK TRANSFER LAWS. The Buyer hereby waives compliance by the Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to the Buyer in consideration for the Seller's indemnification of the Buyer in accordance with
Section 7.2 hereof.

                                   ARTICLE VI

                               CLOSING DELIVERIES

         SECTION 6.1 CLOSING. The obligations of the Buyer, the Seller, Toymax and O'Rourke to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

                  (a) NO INJUNCTION. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

                  (b) NO PROCEEDING OR LITIGATION. No Claim instituted by any person (other than the Buyer, the Seller or their respective Affiliates), shall have been commenced or pending against the Seller, the Buyer, O'Rourke, Toymax, or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

                  (c) MERGER CONTROL. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

                  (d) NO ORDER. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the parties hereto shall use all reasonable efforts to have any such order or injunction vacated.

         SECTION 6.2 DELIVERIES OF THE BUYER. All obligations of the Seller and O'Rourke hereunder are subject, at the option of the Seller, to the delivery or fulfillment, prior to or at the Closing, of each of the following further conditions:

                  (a) PERFORMANCE. The Buyer and Toymax shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer and Toymax contained in this Agreement and in any certificate or other writing delivered by the Buyer or Toymax pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time.

                  (c) PURCHASE PRICE. The Buyer shall have delivered to the Seller the Cash Portion, including any amount attributable to the Inventory, the tooling and the prepaid assets by wire transfer of immediately available funds pursuant to subsections 2.3(d) and (e) of this Agreement.

                  (d) THE BUYER REQUIRED CONSENTS. All the Buyer Required Consents shall have been obtained and copies thereof are being delivered to the Seller.

                  (e) DOCUMENTATION. The Buyer shall deliver to the Seller the following:

                           (i) A certificate, dated the Closing Date, of the
Secretary or Assistant Secretary of the Buyer certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of its Certificate of Incorporation and all amendments thereto, if any, as of the date thereof; (B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true copy of all resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by the Buyer pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                           (ii) A certificate, dated the Closing Date, of the
Secretary or Assistant Secretary of Toymax, certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of its Certificate of Incorporation and all amendments thereto, if any, as of the date thereof; (B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true copy of all resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by Toymax pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                           (iii) Evidence of the good standing and corporate
existence of the Buyer and Parent issued by the Secretary of State of the State of Delaware.

                           (iv) A signed opinion of the Buyer's counsel, Baer
Marks & Upham LLP, dated the Closing Date and addressed to the Seller, substantially in the form annexed as EXHIBIT 6.2A hereto.

                           (v) An executed copy of the Management Services
Agreement between the Buyer and the Seller, in the form annexed hereto as
EXHIBIT 6.2B.

                           (vi) The executed Guaranty Agreement.

                           (vii) An executed copy of the Assignment and
Assumption Agreement substantially in the form annexed hereto as EXHIBIT 6.2C.

                           (viii) A certificate of the insurance carrier of the
Buyer and Toymax evidencing the inclusion of the Seller as an additional named insured on the insurance policies of the Buyer and Toymax with respect to the Funnoodle Product Line.

                           (ix) An executed license agreement between the Buyer
and the Seller in connection with "MegaSplash" wherein such terms and conditions shall be customary to the toy industry and shall specifically include a $150,000 advance against royalties and a royalty rate of 5% of sales.

         SECTION 6.3 DELIVERIES OF THE SELLER. All obligations of the Buyer and Toymax hereunder are subject, at the option of each of the Buyer and Toymax, to the fulfillment, prior to or at the Closing, of each of the following further conditions:

                  (a) PERFORMANCE. Each of the Seller and O'Rourke shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Seller and O'Rourke contained in this Agreement and in any certificate or other writing delivered by the Seller of O'Rourke pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time.

                  (c) THE SELLER REQUIRED CONSENTS. All the Seller Required Consents (including, without limitation, all Transferred Licenses) shall have been obtained in form and substance reasonably satisfactory to the Buyer, and copies thereof are being delivered to the Buyer.

                  (d) The Seller is delivering to the Buyer the following:

                           (i) A certificate, dated the Closing Date, of the
Secretary or Assistant Secretary of the Seller certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments thereto, if any, as of the date thereof certified by the Secretary of State of its state of incorporation;
(B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true and correct copy of all corporate actions taken by it, including resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by the Seller pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                           (ii) Evidence of the good standing and corporate
existence of the Seller issued by the Secretary of State of its state of incorporation and evidence that the Seller is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

                           (iii) A signed opinion of counsel for the Seller and
O'Rourke, McManimon & Scotland LLC or other law firm acceptable to the Buyer, dated the Closing Date, addressed to the Buyer, substantially in the form annexed as Exhibit 6.3A hereto.

                           (iv) Copies of all Permits.

                           (v) Possession and control of the Assets.

                           (vi) An executed copy of a Bill of Sale and
Assignment substantially in a form annexed hereto as EXHIBIT 6.3B.

                           (vii) Executed copy of the Management Services
Agreement.

                           (viii) An executed copy of the Manufacturing
Agreement in the form attached hereto as EXHIBIT 6.3C and satisfactory to the Buyer, from Nomaco.

                           (ix) All customer lists, a list of all open purchase
orders, open sales orders, Inventory and work-in-process held by Nomaco under a purchase order of the Seller and a list of all vendors relating to the Funnoodle Product Line.

                           (x) An executed copy of an Assignment of Trademarks,
substantially in the form annexed hereto as EXHIBIT 6.3D.

                           (xi) An executed copy of an Assignment of Patents,
substantially in the form annexed hereto as EXHIBIT 6.3E.

                           (xii) An executed copy of a letter satisfactory to
the Buyer, from all vendors, suppliers, customers, manufacturers or other third parties (other than Nomaco) retained by the Seller in connection with the Funnoodle Product Line: (i) who hold, in trust for the Seller, molds or other fittings used to manufacture the Funnoodle Product Line which are owned by the Seller, confirming that such molds and other fittings are owned by the Seller and are being held in trust for Seller's sole and exclusive benefit; and (ii) confirming, to the extent applicable, that such companies will manufacture the Funnoodle Product Line, or any portion thereof, at presently agreed upon prices. Such confirmation letters, if any, shall have attached thereto the mold trust certificates evidencing ownership in the Seller of all molds used by such companies in the manufacture of Funnoodle Product Line.

                           (xiii) A certificate of the insurance carrier of the
Seller evidencing the inclusion of each of the Buyer and Toymax as an additional named insured on the insurance policies of the Seller.

                           (xiv) An executed Confidentiality and Non-Competition
Agreement between the Seller, the Buyer and Thomas Hoffman Brown substantially in the form annexed hereto as EXHIBIT 6.3F.

                  (e) Corporate Examinations and Investigations. The Buyer shall have conducted its examination and investigation of the Seller pursuant to
Section 5.11 to its reasonable satisfaction within 10 days from the date of this Agreement with respect to customer and supplier contact and within 15 days from the date of this Agreement with respect to accounting due diligence.

                                  ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) Notwithstanding any right of the Buyer and Toymax fully to investigate the affairs of the Seller and notwithstanding any knowledge of facts determined or determinable by the Buyer and Toymax pursuant to such investigation or right of investigation, the Buyer and Toymax have the right to rely fully upon the representations, warranties, covenants and agreements of the Seller and O'Rourke contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of the Seller and O'Rourke contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement (other than the representations and warranties as to title in Section 3.9 and the representations and warranties in Sections 3.13, 3.14, 3.18, 3.22 and 3.23, which shall terminate and expire upon expiration of the applicable statute of limitations) shall terminate and expire twenty-four months (24) after the Closing Date; provided, however, that the liability of the Seller and O'Rourke shall not terminate as to any specific claim or claims of the type referred to in Section 7.2 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Seller and O'Rourke have been given specific written notice on or prior to the date on which such Liabilities would otherwise terminate pursuant to the terms of this Section 7.1(a) or which arise or result from or are related to a Claim for fraud and provided, further, that the termination of any representation and warranty shall not affect the ability of the Buyer and Toymax to seek indemnification under clause
(iii) of Section 7.2 below.

                  (b) All representations and warranties of the Buyer and Toymax as set forth in Article IV hereof shall terminate and expire twenty-four (24) months after the Closing Date; provided, however, that the liability of the Buyer and Toymax shall not terminate as to any specific claim or claims of the type referred to in Section 7.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Buyer and Toymax have been given specific written notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 7.1(b).

         SECTION 7.2 OBLIGATION OF THE SELLER TO INDEMNIFY. The Seller and O'Rourke agree to indemnify, defend and hold harmless the Buyer and Toymax (and their respective directors, officers, employees, Affiliates, successors and assigns), from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and reasonable fees of other experts and disbursements and expenses incurred in enforcing this indemnification) actually suffered or actually incurred (collectively, the "LOSSES") by the Buyer, Toymax or any of the foregoing persons in any action or proceeding between the Buyer, Toymax (or any other indemnified person) or the Seller and O'Rourke, or between the Buyer, Toymax (or any other indemnified person) and any third party or otherwise, arising out of:
(i) any breach of the representations and warranties of the Seller and O'Rourke contained in this Agreement or in the Schedules or any other Transaction Document; (ii) any breach of the covenants and agreements of the Seller contained in this Agreement or in the Schedules or any other Transaction Document; (iii) any Excluded Assets or any Retained Liabilities; (iv) non-compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to the Buyer, or (v) product liability Claims arising before the Closing Date with respect to "occurrences" (as defined in the Insurance Policies) that occur before the Closing Date.

         SECTION 7.3 OBLIGATION OF THE BUYER AND TOYMAX TO INDEMNIFY. The Buyer and Toymax agree to indemnify, defend and hold harmless the Seller and O'Rourke (and any director, officer, employee, Affiliate or successors and permitted assigns of the Seller) from and against any Losses suffered or incurred by the Seller or O'Rourke or any of the foregoing persons arising out of (i) any breach of the representations and warranties of the Buyer and Toymax or of the covenants and agreements of the Buyer and Toymax contained in this Agreement or in the Schedules or any other Transaction Document; (ii) the Assumed Liabilities; (iii) the operations of the business of the Funnoodle Product Line from and after the Closing Date; or (iv) product liability claims arising on and after the Closing Date with respect to "occurrences" (as defined in the Insurance Policies) that occur on and after the Closing Date.

         SECTION 7.4 NOTICE AND OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS. (a) Promptly after receipt by any party hereto (the "INDEMNITEE") of notice of any demand, claim or circumstance or Tax Audit which would or might give rise to a claim by, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an "ASSERTED LIABILITY"), the Indemnitee shall give prompt written notice thereof (the "CLAIMS NOTICE") to the party or parties obligated to provide indemnification pursuant to

Sections 7.2 or 7.3 (collectively, the "INDEMNIFYING PARTY"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten
(10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party, provided the Indemnitee has notified the Indemnifying Party of the claim and has consulted with the Indemnifying Party concerning the defense thereof. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other; provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 7.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

         SECTION 7.5 LIMITS ON INDEMNIFICATION. (a) The Seller and O'Rourke shall not be liable to the Buyer for any Loss arising hereunder until the aggregate amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the "Threshold Amount"), at which time only those Losses in excess of the Threshold Amount shall be subject to the Seller's and O'Rourke's indemnification obligations.

                  (b) Notwithstanding any provision of the Agreement to the contrary, the maximum liability of the Seller and O'Rourke to the Buyer in connection with this Agreement shall equal the lesser of: (i) the amount of the Purchase Price paid to Seller or (ii) Eight Million Five Hundred Thousand Dollars ($8,500,000.00).

                  (c) Notwithstanding any other provision of this Agreement, and in addition to any other rights and remedies available to the Buyer and Toymax, the Seller and O'Rourke acknowledge and agree that the Buyer and Toymax shall have the right of set-off and reduction against any other amounts owed to the Seller by the Buyer or any of its Affiliates, in respect of all Losses with respect to which the Buyer and Toymax is entitled to indemnification under this Article VII. To the extent that, at the time the payment of a Contingent Payment or an Additional Payment is due and there are outstanding Claims pending against the Seller and O'Rourke for indemnification, the aggregate amount of such Claims shall not be paid with respect to such Contingent Payment or Additional Payment, until any and all such Claims are settled or paid to the Buyer and Toymax. The Buyer and Toymax agree to notify the Seller of any such set-off by the Buyer; provided that the failure to give such notice shall not affect the validity thereof. If it is determined that any portion of a Contingent Payment or an Additional Payment withheld pursuant to this Section 7.5 should have been paid to the Seller, the Buyer shall pay to the Seller an amount by wire transfer of immediately available funds equal to such amount wrongfully withheld plus interest which shall accrue at an annual compounded rate equal to the general prime rate in effect on the applicable date as reflected in the Wall Street Journal calculated from the date such payment should have been made until the date such payment is actually made.

         SECTION 7.6 EXCLUSIVE REMEDY. Except as provided in Article VII and except for any Claims for fraud (for which the indemnification provisions of this Article VII shall not constitute the sole and exclusive remedy of any party hereto in respect of this Agreement and the Contemplated Transactions, each party hereto being entitled to seek any other remedy to which such party is entitled, whether at law or in equity), the parties agree that the indemnification provisions of this Article VII shall constitute the sole and exclusive remedy of any party hereto in respect of this Agreement and the Contemplated Transactions.

                                  ARTICLE VIII

                        SPECIFIC PERFORMANCE; TERMINATION

         SECTION 8.1 SPECIFIC PERFORMANCE; WAIVER OF CERTAIN DAMAGES. The Seller and O'Rourke acknowledge and agree that, if Seller fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (d) or (e) of Section 8.2 below, the Buyer will not have adequate remedies at Law with respect to such breach. In such event, and in addition to the Buyer's right to terminate this Agreement, the Buyer shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, to commence a suit in equity to obtain specific performance of Seller's obligations under this Agreement, or to sue each of the Seller and O'Rourke for damages, in each case without first terminating this Agreement. Each of the Seller and O'Rourke specifically affirms the appropriateness of such injunctive or other equitable relief or damages in any such action. The Buyer acknowledges and agrees that, if the Buyer fails to proceed with the Closing under any circumstance other than those described in clauses (a), (c), (d), or (e) of
Section 8.2 below, Seller and the Shareholders will not have adequate remedies at Law with respect to such breach. In such event, and in addition to Seller's and O'Rourke's right to terminate this Agreement, Seller and O'Rourke shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, to commence a suit in equity to obtain specific performance of the Buyer's and Toymax's obligations under this Agreement, or to sue the Buyer and Toymax for damages, in each case without first terminating this Agreement. Each of the Buyer and Toymax specifically affirms the appropriateness of such injunctive or other equitable relief or damages in any such action.

         The parties acknowledge that, because of the unique nature of the undertakings contemplated by this Agreement, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by either party as a result of certain breaches of or defaults under this Agreement. Accordingly, in no event is any party liable for or obligated in any manner to pay special, indirect, punitive, incidental, or consequential damages of any nature incurred by the other party.

         SECTION 8.2 TERMINATION. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent of the Seller, O'Rourke, the Buyers and Toymax;

                  (b) By the Seller if: (i) there has been a misrepresentation or a breach of warranty on the part of the Buyer or Toymax in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from the Seller; or (ii) the Buyer or Toymax has committed a breach of any material covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from the Seller;

                  (c) By the Buyer, if (i) there has been a misrepresentation or a breach of warranty on the part of the Seller or O'Rourke in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from the Buyer; or (ii) the Seller or O'Rourke has committed a breach of any material covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from the Buyer;

                  (d) By the Seller or by the Buyers, if any condition under Sections 6.1, 6.2 or 6.3 become incapable of fulfillment through no fault of the party seeking termination and were not waived in writing by the party seeking termination; and

                  (e) By either the Seller or Buyers if the Closing shall not have occurred on or prior to December 1, 1999, time being of the essence.

         SECTION 8.3 EFFECT OF TERMINATION; RIGHT TO PROCEED. Subject to the provisions of Section 8.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 8.2(a), (b), (c), (d), or (e), all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that (i) the agreements contained in Sections 5.6 and 5.7 shall survive the termination hereof, and (ii) termination shall not preclude any party from seeking relief against any other party for breach of this Agreement. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions. Likewise, the provisions of Articles III, IV and IX, as well as Sections 5.8, 5.9, 5.11, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 8.1, 8.2 and 8.3 shall survive the Closing.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 NOTICES. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

                  If to the Buyer or Toymax, one copy to:

                           Toymax International, Inc.
                           125 East Bethpage Road
                           Plainview, New York
                           Telecopier:  (516) 391-9147
                           Attn:  Sanford B. Frank, Esq.

                           with a copy to:

                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, New York  10022
                           Telecopier:  (212) 702-5810
                           Attn:  Joel M. Handel, Esq.

                  If to the Seller or O'Rourke, one copy to:

                           Kidpower, Inc.
                           8005 Church Street East
                           Brentwood, Tennessee  37027
                           Telecopier:  (615) 371-1846
                           Attn:  James P. O'Rourke, President

                           with a copy to:

                           McManimon & Scotland LLC
                           One Riverfront Plaza
                           Newark, New Jersey  07102
                           Telecopier:  (973) 622-7333
                           Attn:  Jeffrey Kramer, Esq.

                  (b) Each such notice or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 9.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 9.1(a). Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

         SECTION 9.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

         SECTION 9.3 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may be waived in writing by the parties hereto. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         SECTION 9.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

         SECTION 9.5 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and voluntarily submits to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York and the appellate courts therefrom in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for, the Eastern District of New York. The Seller and the Buyer irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

         SECTION 9.6 BINDING EFFECT; NO ASSIGNMENT. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party hereto without the express written consent of the Buyer (in the case of assignment by the Seller) or the Seller (in the case of assignment by the Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Except that Seller shall be able to assign its rights but not its obligations hereunder without the consent of the Buyer

         SECTION 9.7 EXHIBITS. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         SECTION 9.8 SEVERABILITY. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

         SECTION 9.9 COUNTERPARTS. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         SECTION 9.10 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

         SECTION 9.11 TITLE AND RISK OF LOSS. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to the Buyer until the Assets are transferred at the Closing hereunder.

                  IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.

                                     FUNNOODLE, INC.


                                      By:
                                          ----------------------
                                          Name:
                                          Title:


                                     KIDPOWER, INC.


                                     By:
                                          ----------------------
                                          Name:
                                          Title:


                                     TOYMAX INTERNATIONAL, INC.


                                     By:
                                          ----------------------
                                          Name:
                                          Title:



                                     With respect to Article
                                     III, Sections 5.4, 5.5, 5.6
                                     and 5.7 and Articles VII
                                     and VIII only:



                                     ---------------------------
                                     James P. O'Rourke

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                FUNNOODLE, INC.,

                           TOYMAX INTERNATIONAL, INC.

                                       AND

                                 KIDPOWER, INC.

                                       AND

                                JAMES P. O'ROURKE



                                OCTOBER 25, 1999

                               TABLE OF CONTENTS

                                                                           PAGE

Article I      DEFINITIONS...................................................1

      SECTION 1.1       Definitions..........................................1

Article II     SALE AND PURCHASE.............................................6

      SECTION 2.1       Assets to be Sold and Purchased......................6

      SECTION 2.2       Liabilities of the Seller............................8

      SECTION 2.3       Purchase Price.......................................8

      SECTION 2.4       Payment of the Contingent Payment....................9

      SECTION 2.5       Payment of the Additional Payment...................11

      SECTION 2.6       Adjustments to the Purchase Price...................13

      SECTION 2.7       Allocation of the Purchase Price....................13

      SECTION 2.8       Closing.............................................13

Article III    REPRESENTATIONS AND  WARRANTIES OF THE SELLER AND
               O'ROURKE.....................................................13

      SECTION 3.1       Authority Relative to this Agreement................13

      SECTION 3.2       No Conflicts; Consents..............................14

      SECTION 3.3       Corporate Existence and Power.......................14

      SECTION 3.4       Charter Documents and Corporate Records.............14

      SECTION 3.5       Financial Information...............................14

      SECTION 3.6       Liabilities.........................................15

      SECTION 3.7       Inventory...........................................15

      SECTION 3.8       Absence of Certain Changes..........................15

      SECTION 3.9       The Assets..........................................16

      SECTION 3.10      Contracts...........................................17

      SECTION 3.11      Intangible Property.................................18

      SECTION 3.12      Claims and Proceedings..............................18

      SECTION 3.13      Taxes...............................................19

      SECTION 3.14      Employee-Related Matters............................20

      SECTION 3.15      Insurance...........................................20

      SECTION 3.16      Compliance with Laws................................21

      SECTION 3.17      Permits.............................................21


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      SECTION 3.18      Environmental Matters...............................21

      SECTION 3.19      Finders; Fees.......................................23

      SECTION 3.20      Restrictions on Business Activities.................23

      SECTION 3.21      Suppliers and Customers; Supplies...................23

      SECTION 3.22      Year 2000 Compliance................................24

      SECTION 3.23      Product Warranties, Product Return Policies and
                        Service Warranties..................................24

      SECTION 3.24      Product Liability...................................24

      SECTION 3.25      Disclosure..........................................24

      SECTION 3.26      Related Parties.....................................24

      SECTION 3.27      Solvency............................................25

Article IV     REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TOYMAX.......25

      SECTION 4.1       Authority Relative to this Agreement................25

      SECTION 4.2       No Conflicts; Consents..............................25

      SECTION 4.3       Corporate Existence and Power.......................26

      SECTION 4.4       Finders; Fees.......................................26

      SECTION 4.5       Securities Matters..................................26

      SECTION 4.6       Ability to Perform..................................26

      SECTION 4.7       Disclosure..........................................26

      SECTION 4.8       Year 2000 Compliance................................26

      SECTION 4.9       Claims and Proceedings..............................27

      SECTION 4.10      Environmental Matters...............................27

      SECTION 4.11      Compliance with Laws................................28

      SECTION 4.12      Absence of Certain Changes..........................28

Article V      COVENANTS AND AGREEMENTS.....................................28

      SECTION 5.1       Conduct of Business.................................28

      SECTION 5.2       Filings and Authorizations..........................30

      SECTION 5.3       Efforts to Consummate...............................30

      SECTION 5.4       Notices of Certain Events...........................31

      SECTION 5.5       Public Announcements................................31


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      SECTION 5.6       Confidentiality.....................................31

      SECTION 5.7       Non-Competition; Non-Solicitation...................31

      SECTION 5.8       Continuing Obligations..............................33

      SECTION 5.9       Expenses............................................34

      SECTION 5.10      Further Assurances..................................34

      SECTION 5.11      Access..............................................34

      SECTION 5.12      Product Liability Insurance.........................34

      SECTION 5.13      Obtaining Consents to Assignments...................35

      SECTION 5.14      Seller Not to Use Name..............................35

      SECTION 5.15      Guarantee of the Buyer's Obligations................35

      SECTION 5.16      Preparation of Audited Financial Statements.........36

      SECTION 5.17      Bulk Transfer Laws..................................36

Article VI     CLOSING DELIVERIES...........................................36

      SECTION 6.1       Closing.............................................36

      SECTION 6.2       Deliveries of the Buyer.............................37

      SECTION 6.3       Deliveries of the Seller............................38

Article VII    INDEMNIFICATION..............................................40

      SECTION 7.1       Survival of Representations and Warranties..........40

      SECTION 7.2       Obligation of the Seller to Indemnify...............41

      SECTION 7.3       Obligation of the Buyer and Toymax to Indemnify.....41

      SECTION 7.4       Notice and Opportunity to Defend Third Party
                        Claims..............................................41

      SECTION 7.5       Limits on Indemnification...........................42

      SECTION 7.6       Exclusive Remedy....................................43

Article VIII   SPECIFIC PERFORMANCE; TERMINATION............................43

      SECTION 8.1       Specific Performance; Waiver of Certain Damages.....43

      SECTION 8.2       Termination.........................................44

      SECTION 8.3       Effect of Termination; Right to Proceed.............44

Article IX     MISCELLANEOUS................................................44

      SECTION 9.1       Notices.............................................44

      SECTION 9.2       Entire Agreement....................................45


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      SECTION 9.3       Waivers and Amendments; Non-Contractual
                        Remedies; Preservation of Remedies..................45

      SECTION 9.4       Governing Law.......................................46

      SECTION 9.5       Consent to Jurisdiction.............................46

      SECTION 9.6       Binding Effect; No Assignment.......................46

      SECTION 9.7       Exhibits............................................46

      SECTION 9.8       Severability........................................46

      SECTION 9.9       Counterparts........................................46

      SECTION 9.10      Third Parties.......................................47

      SECTION 9.11      Title and Risk of Loss..............................47


                                LIST OF SCHEDULES

  Schedule 2.1(a)               Assets
  Schedule 2.1(a)(ii)           Excluded Inventory
  Schedule 2.3                  Tooling and Prepaid Assets
  Schedule 2.7                  Allocation of Purchase Price
  Schedule 3.2                  Seller Required Consents
  Schedule 3.5(b)               Records/Information Under the Control of Others
  Schedule 3.6                  Undisclosed Liabilities
  Schedule 3.7                  Inventory
  Schedule 3.8                  Conduct of Business
  Schedule 3.9(a)               Permitted Liens (Equipment)
  Schedule 3.9(b)               Permitted Liens (Assets)
  Schedule 3.9(c)               Certain Tangible Assets and Values
  Schedule 3.10                 Contracts
  Schedule 3.11                 Intellectual Property Rights
  Schedule 3.12                 Claims and Proceedings
  Schedule 3.13                 Taxes
  Schedule 3.14                 Employee Related Matters
  Schedule 3.15                 Insurance Policies
  Schedule 3.17(a)              Included Permits
  Schedule 3.17(b)              Excluded Permits
  Schedule 3.18                 Environmental Matters
  Schedule 3.19                 Finders; Fees
  Schedule 3.20                 Restrictions on Business Activities
  Schedule 3.21                 Major Suppliers and Customers; Supplies
  Schedule 3.23                 Product Warranties; Return Policies
  Schedule 3.26                 Related Parties


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  Schedule 4.2                  Buyer Required Consents

                                LIST OF EXHIBITS


  Exhibit A                     Products of the Funnoodle Product Line

  Exhibit 5.13                  Guaranty Agreement
  Exhibit 6.2A                  Opinion of Buyer's Counsel
  Exhibit 6.2B                  Management Services Agreement
  Exhibit 6.2C                  Assumption Agreement
  Exhibit 6.3A                  Opinion of Seller's Counsel
  Exhibit 6.3B                  Bill of Sale and Assignment
  Exhibit 6.3C                  Manufacturing Agreement
  Exhibit 6.3D                  Assignment of Trademarks
  Exhibit 6.3E                  Assignment of Patents
  Exhibit 6.3F                  Thomas Hoffman Brown Confidentiality and
                                Non-Competition Agreement


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